Exhibit 10.2

BACKSTOP COMMITMENT AGREEMENT AMONG INVACARE CORPORATION EACH OF THE COMPANY PARTIES LISTED ON SCHEDULE 1 HERETO AND THE BACKSTOP PARTIES PARTY HERETO DATED AS OF JANUARY 31, 2023

TABLE OF CONTENTS
    i

    v

Section 11.13 No Recourse	61
Section 11.14 Severability	61
Section 11.15 Enforceability of Agreement	61

SCHEDULES
Schedule 1 Company Parties
Schedule 2 Backstop Party Commitment Percentages

EXHIBITS
Exhibit A Form of Joinder Agreement for Related Purchaser
Exhibit B-1 Form of Joinder Agreement for Existing Commitment Party Purchaser
Exhibit B-2 Form of Amendment for Existing Commitment Party Purchaser
Exhibit C Form of Joinder Agreement for New Purchaser

BACKSTOP COMMITMENT AGREEMENT1
THIS BACKSTOP COMMITMENT AGREEMENT (this “Agreement”), dated as of January 31, 2023, is made by and among (i) Invacare Corporation (including as debtor in possession and as reorganized pursuant to the Plan, as applicable, “Invacare” or the “Company”), and its directly- and indirectly-owned subsidiaries and/or Affiliates listed on Schedule 1 (collectively, the “Company Parties”) on the one hand; and (ii) each of the Backstop Parties listed on Schedule 2 hereto (collectively, the “Backstop Parties” and each, a “Backstop Party”), on the other hand. Each Company Party and each Backstop Party is referred to herein, individually, as a “Party” and, collectively, as the “Parties.”
RECITALS
WHEREAS, on January 31, 2023, (the “Petition Date”), each of the Debtors filed voluntary petitions for relief under chapter 11 of title 11 of the United States Code, 11 U.S.C. §§ 101-1532 (as amended from time to time, the “Bankruptcy Code”) in the United States Bankruptcy Court for the Southern District of Texas (the “Bankruptcy Court”), initiating their respective cases (collectively, the “Chapter 11 Cases”), which are jointly administered and pending before the Bankruptcy Court.
WHEREAS, each of the Parties has entered into the Restructuring Support Agreement, dated as of January 31, 2023, by and among (i) the Company Parties and (ii) the Consenting Stakeholders (each of the foregoing, as defined in the RSA) (such agreement, along with all exhibits thereto, including the Restructuring Term Sheet attached thereto as Exhibit B (the “Restructuring Term Sheet”) as may be amended, restated, supplemented or otherwise modified from time to time, the “RSA”), which provides for the restructuring of the Debtors’ capital structure and financial obligations pursuant to a plan of reorganization (as it may be amended, modified or supplemented from time to time as provided in the RSA, the “Plan”) in accordance with the RSA;
WHEREAS, in connection with the Chapter 11 Cases, the Debtors have engaged in good faith, arm’s-length negotiations with certain parties in interest regarding the terms of the Plan.
WHEREAS, subject to the Bankruptcy Court’s entry of an order confirming the Plan (the “Confirmation Order”), pursuant to the Plan and this Agreement, prior to or on the effective date of the Plan (the “Effective Date”), the Company Parties will conduct a rights offering in accordance with the Rights Offering Procedures and the other terms and conditions set forth in this Agreement whereby it shall (x) offer and sell New Preferred Equity to be issued by New Intermediate Holding Company to Eligible Holders of Unsecured Noteholder Rights and General Unsecured Rights, as applicable, at an aggregate purchase price equal to $60 million ($60,000,000.00) (the “Aggregate Rights Offering Amount”) and (y) offer for purchase to the Backstop Parties the New Money Preferred Equity at the applicable purchase price based on the Aggregate Rights Offering Amount (the “Purchase Price,”) as part of their Backstop Party Rights (the foregoing collectively, the “Rights Offering”).
WHEREAS, pursuant to the Rights Offering Procedures and the Plan, Eligible Holders who elect to participate in the Rights Offering and subscribe for the New Money Preferred Equity shall also receive their pro rata share of the Exchangeable Preferred Equity to be issued pursuant to the Plan based on the amount of their respective participations in the Rights Offering.
1     Capitalized terms used but not defined herein have the meanings ascribed to them in the Plan.

WHEREAS, subject to the terms and conditions contained in this Agreement, each Backstop Party has agreed (on a several and not joint basis) to fully exercise all Backstop Party Rights and Subscription Rights issued to it.
WHEREAS, subject to the terms and conditions contained in this Agreement, New Intermediate Holding Company has agreed to sell to each Backstop Party, and each Backstop Party has agreed to purchase (on a several and not joint basis), its Backstop Commitment Percentage of the Unsubscribed Shares, if any; and
WHEREAS, as consideration for their respective Funding Commitments, the Company Parties have agreed, subject to the terms, conditions and limitations set forth herein, to pay the Backstop Parties the Backstop Commitment Premium (or in the alternative, the Backstop Commitment Termination Premium (if applicable)) and the Expense Reimbursement, and provide the indemnification on the terms set forth herein;
NOW, THEREFORE, in consideration of the mutual promises, agreements, representations, warranties and covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each of the Parties hereby agrees as follows:
ARTICLE I

DEFINITIONS
Section 1.1Definitions. Except as otherwise expressly provided in this Agreement, whenever used in this Agreement (including any Exhibits and Schedules hereto), the following terms shall have the respective meanings specified therefor below:
“Ad Hoc Committee of Noteholders” has the meaning set forth in the Plan.
“Administrative Claim” has the meaning set forth in the Plan.
“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with, such Person as of the date on which, or at any time during the period for which, the determination of affiliation is being made (including any Related Funds of such Person); provided that for purposes of this Agreement, no Backstop Party shall be deemed an Affiliate of the Company Parties or any of their Subsidiaries. For purposes of this definition, the term “control” (including the correlative meanings of the terms “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of such Person, whether through the ownership of voting securities, by Contract or otherwise.
“Aggregate Rights Offering Amount” has the meaning set forth in the Recitals.
“Agreement” has the meaning set forth in the Preamble.
“Allowed” has the meaning set forth in the Plan.
“Alternative Restructuring Counterproposal Notice” has the meaning set forth in Section 7.2.

“Alternative Restructuring Proposal” means any alternative plan, sale or other transaction other than the Plan and the RSA to which each Backstop Party has not consented in its sole discretion.
“Antitrust Approvals” means any notification, authorization, approval, consent, filing, application, nonobjection, expiration or termination of applicable waiting period (including any extension thereof), exemption, determination of lack of jurisdiction, waiver, variance, filing, permission, qualification, registration or notification required or, if agreed between the Company Parties and the Required Backstop Parties (in each case, acting reasonably) advisable, under any Antitrust Laws.
“Antitrust Authorities” means the United States Federal Trade Commission, the Antitrust Division of the United States Department of Justice, the attorneys general of the several states of the United States and any other Governmental Authority having jurisdiction pursuant to the Antitrust Laws, and “Antitrust Authority” means any one of them.
“Antitrust Laws” mean the Sherman Act, the Clayton Act, the HSR Act, the Federal Trade Commission Act, each, as amended, and any other Law governing agreements in restraint of trade, monopolization, pre-merger notification, the lessening of competition through merger or acquisition or anti-competitive conduct, and any foreign investment Laws.
“Applicable Consent” has the meaning set forth in Section 4.8.
“Available Shares” means, collectively, the Unsubscribed Shares that any Backstop Party fails to purchase in accordance with the terms of this Agreement.
“Azurite” means Azurite Management LLC.
“Backstop Amount” has the meaning set forth in Section 2.4(a)(v).
“Backstop Commitment” has the meaning set forth in Section 2.2(b).
“Backstop Commitment Percentage” means, with respect to any Backstop Party, such Backstop Party’s percentage of the Backstop Commitment as set forth opposite such Backstop Party’s name under the column titled “Backstop Commitment Percentage” on Schedule 2 (as it may be amended, supplemented or otherwise modified from time to time in accordance with this Agreement). Any reference to “Backstop Commitment Percentage” in this Agreement means the Backstop Commitment Percentage in effect at the time of the relevant determination.
“Backstop Commitment Premium Share Amount” means, with respect to a Backstop Party, the number of shares of New Common Equity equal to the product of (i) such Backstop Party’s Backstop Commitment Percentage and (ii) the number of shares of New Common Equity issued on account of the Backstop Commitment Premium pursuant to Section 3.2 hereof.
“Backstop Commitment Termination Premium” means a nonrefundable aggregate premium in an amount equal to 10% of the dollar value of the Backstop Commitment (or, $6 million ($6,000,000.00)) payable in Cash which shall be payable only upon the occurrence of a Backstop Termination Premium Payment Event.
“Backstop Commitment Premium” has the meaning set forth in Section 3.1.

“Backstop Order” means the order entered by the Bankruptcy Court approving and authorizing the Debtors’ entry into this Agreement and other Rights Offering Documents, including the Debtors’ obligation to pay the Backstop Commitment Premium, which shall be in form and substance acceptable to the Company Parties and the Required Backstop Parties.
“Backstop Party” means each member of the Ad Hoc Committee of Noteholders or other Person that holds a Funding Commitment pursuant to this Agreement, including without limitation, any holder of a Funding Commitment that is a Related Purchaser, Existing Commitment Party Purchaser or a New Purchaser that has joined this Agreement pursuant to a joinder entered into pursuant to Section 2.6(b), Section 2.6(c), or Section 2.6(d), respectively.
“Backstop Party Default” means a breach of this Agreement arising if any Backstop Party (x) fails to (i) fully exercise all its Backstop Party Rights pursuant to and in accordance with Section 2.2(a) and Section 2.4 of this Agreement and to pay the applicable aggregate Purchase Price for such Subscription Shares or (ii) deliver and pay the applicable aggregate Purchase Price for such Backstop Party’s Backstop Commitment Percentage of any Unsubscribed Shares by the Subscription Escrow Funding Date in accordance with Section 2.4, (y) denies or disaffirms such Backstop Party’s obligations pursuant to this Agreement or (z) materially breaches or ceases to be party to the RSA.
“Backstop Party Replacement” has the meaning set forth in Section 2.3(a).
“Backstop Party Replacement Period” has the meaning set forth in Section 2.3(a).
“Backstop Party Rights” means those certain rights of the Backstop Parties to purchase the Subscription Shares at the applicable Purchase Price in accordance with the Rights Offering Procedures, which New Intermediate Holding Company will issue to the Eligible Holders of Unsecured Notes Claims and Eligible Holders of Allowed General Unsecured Claims on account of such claims as set forth in the Plan.
“Backstop Termination Premium Payment Event” means the occurrence, either prior to or within three months after termination of this Agreement, of the following events: (i) (x) the Company Parties exercise their termination rights pursuant to Section 7.1 or (y) the Company Parties accept or enter into a definitive agreement with respect to an Alternative Restructuring Proposal pursuant to Section 7.2, (ii) (x) the proceeds of such transaction related to an Alternative Restructuring Proposal or transaction in connection with which the Debtors exercised their termination rights under Section 7.1 (the “Specified Transaction”) provides for recoveries for claims under Classes 1-4 under the Plan (including, for the avoidance of doubt, the Term Loan Claims and the Secured Notes Claims (as defined in the Plan)) that are equal or greater than those otherwise provided for under the Plan and (y) such Specified Transaction does not result in any non-de minimis new or increased risks to the recoveries of any holder of Term Loan Claims or Secured Notes Claims under the Plan, as determined in good faith by the Debtors and the Backstop Parties, and (iii) the Specified Transaction is consummated; provided that the Backstop Termination Premium Payment Event shall not occur if this Agreement has been terminated due to a breach by the Backstop Parties.
“Bankruptcy Code” has the meaning set forth in the Recitals.
“Bankruptcy Court” has the meaning set forth in the Recitals.
“Bankruptcy Rules” has the meaning set forth in the Plan.
“Business Day” has the meaning set forth in the Plan.

“Bylaws” means the amended and restated bylaws of Reorganized Invacare and New Intermediate Holding Company as of the Closing Date, which shall be consistent with the terms set forth in the RSA and otherwise be in form and substance satisfactory to the Required Backstop Parties.
“Canadian Defined Benefit Pension Plan” means a Canadian Pension Plan which contains a “defined benefit provision,” as defined in subsection 147.1(1) of the Income Tax Act (Canada).
“Canadian Pension Plans” means (i) a “registered pension plan,” as that term is defined in subsection 248(1) of the Income Tax Act (Canada), or (ii) a pension plan under other Canadian applicable law, in each case which is or was sponsored, administered or contributed to, or required to be contributed to by, any Company Party or under which any Company Party has any actual or potential liability.
“Cash” has the meaning set forth in the Plan.
“Certificate of Designation” means the Certificate of Designation of New Intermediate Holding Company or similar document or instrument setting forth the rights, benefits and privileges in respect to the New Preferred Equity.
“Certificate of Incorporation” means the amended and restated certificate of incorporation of Reorganized Invacare and New Intermediate Holding Company as of the Closing Date, which shall be consistent with the Plan and RSA and otherwise be in form and substance satisfactory to the Required Backstop Parties.
“Chapter 11 Cases” has the meaning set forth in the Recitals.
“Claim” has the meaning set forth in the Plan.
“Closing” has the meaning set forth in Section 2.5(a).
“Closing Date” has the meaning set forth in Section 2.5(a).
“Company Disclosure Schedules” means the disclosure schedules delivered by the Company Parties to the Backstop Parties on the date of this Agreement.
"Company Party” has the meaning set forth in the Recitals.
“Company Plan” means any employee benefit plan, as defined in Section 3(3) of ERISA and in respect of which any Company Party or any ERISA Affiliate is (or, if such plan were terminated at such time, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA or has any liability, including a Multiemployer Plan.
“Company SEC Documents” has the meaning set forth in Section 4.11.
“Complete Business Day” means on any Business Day, the time from 12:00 a.m. to 11:59 p.m. (inclusive) on such Business Day.
“Confirmation Order” has the meaning set forth in the Recitals.
“Consenting Unsecured Noteholders” has the meaning set forth in the Plan.

“Contract” means any legally binding agreement, contract or instrument, including any loan, note, bond, mortgage, indenture, guarantee, deed of trust, license, franchise, commitment, lease, franchise agreement, letter of intent, memorandum of understanding or other obligation, and any amendments thereto, whether written or oral, but excluding the Plan.
“Contracted Related Parties” means any Related Party that is a party to this Agreement or the RSA.
“Debtors” has the meaning set forth in the Plan.
“Defaulting Backstop Party” means in respect of a Backstop Party Default that is continuing, the applicable defaulting Backstop Party.
“Definitive Documents” has the meaning set forth in the Plan.
“DIP ABL Credit Agreement” has the meaning set forth in the Plan.
“DIP Credit Agreement” means any of the DIP Term Credit Agreement and the DIP ABL Credit Agreement, as applicable.
“DIP Facilities” has the meaning set forth in the Plan.
“DIP Orders” has the meaning set forth in the Plan.
“DIP Term Loan Credit Agreement has the meaning set forth in the Plan.
“Disclosure Statement” has the meaning set forth in the Plan.
“Disclosure Statement Order” has the meaning set forth in the Plan, which shall also be in form and substance reasonably acceptable to the Required Backstop Parties and the Company Parties.
“Effective Date” has the meaning set forth in the Plan.
“Entity” has the meaning set forth in the Plan.
“Environmental Laws” means all applicable laws (including common law), rules, regulations, codes, ordinances, orders in council, Orders, decrees, treaties, directives, judgments or legally binding agreements promulgated or entered into by or with any Governmental Unit, relating in any way to the environment, preservation or reclamation of natural resources, the generation, management, transportation, storage, use, Release or threatened Release of, or exposure to, any Hazardous Material or to health and safety matters.
“Environmental Liability” means any liability, obligation, loss, claim, action, order or cost, contingent or otherwise, resulting from or based upon (a) any actual or alleged violation of any Environmental Law or permit, license or approval issued thereunder, (b) the generation, use, handling, transportation, storage, or treatment of any Hazardous Materials, (c) exposure to any Hazardous Materials or (d) the Release or threatened Release of any Hazardous Materials.
“ERISA” has the meaning set forth in the Plan.
“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Company Parties, is treated as a single employer under Section 414(b) or

(c) of the IRC, or, solely for purposes of Section 302 of ERISA and Section 412 of the IRC, is treated as a single employer under Section 414 of the IRC.
“Event” means any event, development, occurrence, circumstance, effect, condition, result, state of facts or change.
“Exchange Act” means the Securities Exchange Act of 1934, as amended.
“Exchangeable Preferred Equity” has the meaning set forth in the Plan.
“Existing Commitment Party Purchaser” has the meaning set forth in Section 2.6(c).
“Exit Facilities” has the meaning set forth in the Plan.
“Exit Facilities Documents” has the meaning set forth in the Plan.
“Exit Term Loan Facility” has the meaning set forth in the Plan.
“Exit ABL Facility” has the meaning set forth in the Plan.
“Expense Reimbursement” has the meaning set forth in Section 3.3.
“Fiduciaries” has the meaning set forth in Section 7.1.
“Fiduciary Out Notice” has the meaning set forth in Section 7.1.
“Filing Party” has the meaning set forth in Section 6.14(a).
“Final Order” has the meaning set forth in the Plan.
“Final Outside Date” has the meaning set forth in Section 10.4(e).
“Funding Amount” has the meaning set forth in Section 2.4(a)(v).
“Funding Commitment” has the meaning set forth in Section 2.2(c).
“Funding Notice” has the meaning set forth in Section 2.4(a).
“GAAP” has the meaning set forth in Section 4.10.
“General Unsecured Claim” has the meaning set forth in the Plan.
“Governmental Authority” means any transnational, domestic or foreign federal, state, provincial or local, governmental authority, quasi-governmental, regulatory or administrative agency, self-regulatory authority, department, court, commission, board, bureau, agency or official, including any political subdivision thereof.
“Governmental Unit” has the meaning set forth in the Plan.
“Hazardous Materials” means all pollutants, contaminants, wastes, chemicals, materials, substances and constituents, exposure to which or release of which can pose a hazard to human health or the environment or are listed, regulated or defined as hazardous, toxic, pollutants or contaminants under any Environmental Laws, including materials defined as

“hazardous substances” under the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. §§ 9601 et seq., and any radioactive substances or petroleum or petroleum distillates, asbestos or asbestos containing materials, per- and polyfluoroalkyl substances, polychlorinated biphenyls or radon gas.
“Highbridge” has the meaning set forth in the RSA.
“Holder” has the meaning set forth in the Plan.
“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.
“Indemnified Claim” has the meaning set forth in Section 9.2.
“Indemnified Person” has the meaning set forth in Section 9.1.
“Indemnifying Party” has the meaning set forth in Section 9.1.
“Initial Backstop Parties” means each Backstop Party that is a party to this Agreement as of the date of this Agreement.
“Initial Backstop Parties Advisors” means (i) Brown Rudnick LLP, Norton Rose, LLP and GLC Advisors & Co., LLC in their capacities as legal and financial advisors, respectively, to the Ad Hoc Committee of Noteholders, certain members of which are Initial Backstop Parties, (ii) any other professionals retained by the Ad Hoc Committee of Noteholders in connection with the Rights Offering or the Chapter 11 Cases or the Debtors and (iii) Latham & Watkins LLP and one local counsel as counsel to Azurite.
“Plan” means the Plan that was filed by the Debtors with the Bankruptcy Court (without reference to any modifications, amendments, or supplements to such Plan).
“Intellectual Property” means the collective reference to all rights, priorities and privileges relating to intellectual property, whether arising under United States, multinational or foreign laws or otherwise, including copyrights, copyright licenses, domain names, trade secrets, patents, patent licenses, trademarks, trademark licenses, trade names, technology, know-how and processes, and all rights to sue at law or in equity for any infringement or other impairment thereof, including the right to receive all proceeds and damages therefrom.
“Intended Tax Treatment” has the meaning set forth in Section 3.4.
“IRC” has the meaning set forth in the Plan.
“Joint Filing Party” has the meaning set forth in Section 6.14(b).
“Kirkland & Ellis” means Kirkland & Ellis LLP.
“Knowledge” means the actual knowledge, after reasonable inquiry of their direct reports, of the chief executive officer, chief financial officer, chief operating officer and general counsel of such Person. As used herein, “actual knowledge” means information that is personally known by the listed individual(s).
“Law” means any law (statutory or common), statute, regulation, rule, code or ordinance enacted, adopted, issued or promulgated by any Governmental Unit.

“Legal Proceedings” has the meaning set forth in Section 4.14.
“Legend” has the meaning set forth in Section 6.13.
“Lien” has the meaning set forth in the Plan.
“Losses” has the meaning set forth in Section 9.1.
“Management Incentive Plan” has the meaning set forth in the Plan.
“Material Adverse Effect” means any Event after January 1, 2022, which individually, or together with all other Events, has had or would reasonably be expected to have a material and adverse effect on (a) the business, assets, liabilities, finances, properties, results of operations or condition (financial or otherwise) of the Company Parties, taken as a whole, or New Intermediate Holding Company, or (b) the ability of the Company Parties, taken as a whole, or New Intermediate Holding Company, to perform their respective obligations under, or to consummate the transactions contemplated by, this Agreement, the RSA, or the other Definitive Documents, including the Rights Offering, in each case, except to the extent such Event results from, arises out of, or is attributable to, the following (either alone or in combination): (i) any change after the date hereof in global, national or regional political conditions (including acts of war, terrorism or natural disasters) or in the general business, market, financial or economic conditions affecting the industries, regions and markets in which the Company Parties operate; (ii) any changes after the date hereof in applicable Law or GAAP, or in the interpretation or enforcement thereof; (iii) the execution, announcement or performance of this Agreement, the RSA, or the other Definitive Documents or the transactions contemplated hereby or thereby, including, without limitation, the Restructuring Transactions; (iv) changes in the market price or trading volume of the claims or equity or debt securities of the Company Parties (but not the underlying facts giving rise to such changes unless such facts are otherwise excluded pursuant to the clauses contained in this definition); (v) the filing or pendency of the Chapter 11 Cases; (vi) acts of God, including any natural (including weather-related) or man-made event or disaster, epidemic, pandemic or disease outbreak (including the COVID-19 virus or any strain, mutation or variation thereof); (vii) any action taken at the express written request of the Backstop Parties or taken by the Backstop Parties, including any breach of this Agreement by the Backstop Parties; (viii) any failure by the Company Parties to meet any internal or published projection for any period (but not the underlying facts giving rise to such failure unless such facts are otherwise excluded pursuant to other clauses contained in this definition); (ix) any objections in the Bankruptcy Court to (A) this Agreement, the other Definitive Documents or the transactions contemplated hereby or thereby or (B) the reorganization of the Company Parties, the Plan or the Disclosure Statement; or (x) any order of the Bankruptcy Court or any actions or omissions of the Debtors required thereby; provided that the exceptions set forth in clauses (i), (ii) and (vi) of this definition shall apply to the extent that such Event is disproportionately adverse to the Company Parties, taken as a whole, as compared to other companies comparable in size and scale to the Company Parties operating in the industries in which the Company Parties operate, but in each case, solely to the extent of such disproportionate impact.
“Material Contracts” means (a) all “plans of acquisition, reorganization, arrangement, liquidation or succession” and “material contracts” (as such terms are defined in Items 601(b)(2) and 601(b)(10) of Regulation S-K under the Exchange Act or required to be discussed on a current report on Form 8-K) to which any Company Party is a party and (b) any Contracts to which any Company Party is a party that is likely to reasonably involve consideration of more than $10 million, in the aggregate, over a 12 month period.
“Management Incentive Plan” has the meaning set forth in the Plan.

“MIP Award” means an award of New Common Equity pursuant to the Management Incentive Plan.
“MNPI” means material nonpublic information.
“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA to which the Company Parties are making or accruing an obligation to make contributions, have within any of the preceding six plan years made or accrued an obligation to make contributions, or otherwise have any actual or contingent liability or obligation, including on account of an ERISA Affiliate.
“New Common Equity” has the meaning set forth in the Plan.
“New Intermediate Holding Company” shall have the meaning set forth in the Plan.
“New Organizational Documents” means the amended and restated or new charters, bylaws, operating agreements, shareholder agreements, or other formation or organizational documents for each of Reorganized Invacare, New Intermediate Holding Company, and any of the Company Parties, as applicable, and shall include the Certificate of Designation.2
“New Preferred Equity” has the meaning set forth in the Plan.
“New Purchaser” has the meaning set forth in Section 2.6(d).
“Order” means any judgment, order, award, injunction, writ, permit, license or decree of any Governmental Unit or arbitrator of applicable jurisdiction.
“Outside Date” has the meaning set forth in Section 10.4(e).
“Party” has the meaning set forth in the Preamble.
“PBGC” means the Pension Benefit Guaranty Corporation established pursuant to Section 4002 of ERISA, or any successor thereto.
“Permitted Liens” means those Liens permitted under Section 6.02 of the DIP Term Loan Credit Agreement and any Liens granted as security for the Exit Facilities.
“Person” means a person as such term is defined in Section 101(41) of the Bankruptcy Code.
“Petition Date” means January 31, 2023.
“Plan” has the meaning set forth in Recitals.
“Plan Equity Value” means the value of the New Common Stock to be issued by Reorganized Invacare pursuant to the Plan, which value shall be determined and disclosed in the Plan Supplement.
2     The determination of the type of entity Reorganized Invacare and New Intermediate Holding Company will be shall be made prior to the filing of, and be disclosed in, the Plan Supplement as will the jurisdiction in which New Intermediate Holding Company will be organized.

“Plan Supplement” has the meaning set forth in the Plan.
“Pre-Closing Period” has the meaning set forth in Section 6.3.
“Purchase Price” has the meaning set forth in the Recitals.
“Real Property” means, collectively, all right, title and interest in and to any and all parcels of or interests in real property owned in fee simple or leased by the Company Parties, together with all easements, hereditaments and appurtenances relating thereto, and all improvements and appurtenant fixtures incidental to the ownership or lease thereof.
“Registration Rights Agreement” has the meaning set forth in Section 8.1(e).
“Related Fund” means, with respect to a Backstop Party, any Affiliates (including at the institutional level) of such Backstop Party or any fund, account (including any separately managed accounts) or investment vehicle that is controlled, managed, advised or sub-advised by such Backstop Party, an Affiliate of such Backstop Party or by the same investment manager, advisor or subadvisor as such Backstop Party or an Affiliate of such Backstop Party.
“Related Party” means, with respect to any Person, (i) any former, current or future director, officer, agent, Representative, Affiliate, employee, general or limited partner, member, controlling persons, manager or stockholder of such Person and (ii) any former, current or future director, officer, agent, Representative, Affiliate, employee, general or limited partner, member, controlling persons, manager or stockholder of any of the foregoing, in each case solely in their respective capacity as such.
“Related Purchaser” has the meaning set forth in Section 2.6(b).
“Release” means any spilling, leaking, seepage, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing, depositing, emanating or migrating in, into, onto or through the environment.
“Reorganized Debtor” has the meaning set forth in the Plan.
“Reorganized Invacare” has the meaning set forth in the Plan.
“Replacement Backstop Parties” has the meaning set forth in Section 2.3(a).
“Reportable Event” means any reportable event as defined in Section 4043(c) of ERISA or the regulations issued thereunder, other than those events as to which the 30-day notice period referred to in Section 4043(c) of ERISA has been waived, with respect to a Company Plan (other than a Company Plan maintained by an ERISA Affiliate that is considered an ERISA Affiliate only pursuant to subsection (m) or (o) of Section 414 of the IRC).
“Representatives” means, with respect to any Person, such Person’s directors, officers, members, partners, managers, employees, agents, investment bankers, attorneys, accountants, advisors and other representatives.
“Required Backstop Parties” means, as of the date of determination, the Backstop Parties holding a majority of the aggregate amount of Backstop Commitments of all Backstop Parties (excluding any Defaulting Backstop Parties and their corresponding Backstop Commitments).

“Required Consenting Unsecured Noteholders” has the meaning set forth in the RSA.
“Restructuring Term Sheet” has the meaning set forth in the Recitals.
“Restructuring Transactions” has the meaning set forth in the Plan.
“Rights Offering” has the meaning set forth in the Plan.
“Rights Offering Documents” has the meaning set forth in the Plan, which, in each case, shall also be in form and substance acceptable to the Required Backstop Parties.
“Rights Offering Expiration Time” means the time and the date on which the applicable rights offering subscription form must be duly delivered to the Rights Offering Subscription Agent in accordance with the Rights Offering Procedures, together with the aggregate Purchase Price for the Subscription Shares subscribed for.
“Rights Offering Participants” means those Persons who duly subscribe for Subscription Shares in accordance with the Rights Offering Procedures.
“Rights Offering Procedures” has the meaning set forth in the Plan, which shall also be in form and substance reasonably acceptable to the Required Backstop Parties.
“Rights Offering Record Date” has the meaning set forth in the Rights Offering Procedures.
“Rights Offering Subscription Agent” means Epiq Corporate Restructuring LLC or another subscription agent appointed by the Company Parties and reasonably satisfactory to the Required Backstop Parties.

“Rights Offering Shares” means, collectively, (x) the Subscription Shares (including all Unsubscribed Shares) issued by New Intermediate Holding Company pursuant to and in accordance with the Rights Offering Procedures (and, in the case of the Unsubscribed Shares, this Agreement). For the avoidance of doubt, the product of (i) the number of Rights Offering Shares multiplied by (ii) the Purchase Price shall equal the Aggregate Rights Offering Amount (or the Adjusted Aggregate Rights Offering Amount, if applicable).
“RSA” has the meaning set forth in the Recitals.
“Sanctions” means economic sanctions administered or enforced by the United States Government (including without limitation, sanctions enforced by OFAC and the Department of State), the United Nations Security Council, the European Union, Foreign Affairs, Trade and Development Canada, Public Safety Canada, or Her Majesty’s Treasury of the United Kingdom.
“SEC” has the meaning set forth in the Plan.
“Securities Act” has the meaning set forth in the Plan.
“Significant Terms” means, collectively, (i) the definitions of “Purchase Price”, “Required Backstop Parties” and “Significant Terms” and (ii) the terms of Section 11.7 and Section 10.3(g).

“Single Employer Plan” means any Company Plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the IRC or Section 302 of ERISA and in respect of which any Company Party or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA or has any liability.
“Subscription Amount” has the meaning set forth in Section 2.4(a)(ii).
“Subscription Commitment” has the meaning set forth in Section 2.2(a).
“Subscription Escrow Account” has the meaning set forth in Section 2.4(a)(vi).
“Subscription Escrow Funding Date” has the meaning set forth in Section 2.4(b).
“Subscription Shares” means the shares of New Preferred Equity (including all Unsubscribed Shares) issued by New Intermediate Holding Company in connection with the Backstop Party Rights pursuant to and in accordance with the Rights Offering Procedures.
“Subsidiary” means, with respect to any Person, any corporation, partnership, joint venture or other legal entity as to which such Person (either alone or through or together with any other subsidiary or Affiliate), (a) owns, directly or indirectly, more than fifty percent (50%) of the stock or other equity interests, (b) has the power to elect a majority of the board of directors or similar governing body thereof or (c) has the power to direct, or otherwise control, the business and policies thereof.
“Subsidiary Interests” has the meaning set forth in Section 4.1.
“Takeover Statute” means any restrictions contained in any “fair price,” “moratorium,” “control share acquisition,” “business combination” or other similar anti-takeover statute or regulation.
“Taxes” means all taxes, assessments, duties, levies or other similar mandatory governmental charges paid to a Governmental Unit in the nature of a tax, including all federal, state, local, foreign and other income, franchise, profits, gross receipts, capital gains, capital stock, transfer, property, sales, use, value-added, occupation, excise, severance, windfall profits, stamp, payroll, social security, withholding and other taxes, assessments, duties, levies or other similar mandatory governmental charges of any kind whatsoever paid to a Governmental Unit (whether payable directly or by withholding and whether or not requiring the filing of a return), all estimated taxes, deficiency assessments, additions to tax, penalties and interest thereon.
“Total Outstanding Shares” means the total number of shares of New Preferred Equity outstanding immediately following the Closing, as provided in the Plan.
“Transfer” means sell, transfer, assign, pledge, hypothecate, participate, donate or otherwise encumber or dispose of, directly or indirectly (including through derivatives, options, swaps, pledges, forward sales or other transactions in which any Person receives the right to own or acquire any current or future interest in) a Funding Commitment, a Backstop Party Right, an Unsecured Notes Claim, New Preferred Equity or New Common Equity or the act of any of the aforementioned actions.
“Unsecured Notes Claims” has the meaning set forth in the Plan.

“Unsubscribed Shares” means the Subscription Shares that have not been duly and timely subscribed for by the Rights Offering Participants in accordance with the Rights Offering Procedures and the Plan.
“willful or intentional breach” means a breach of this Agreement that is a consequence of an act undertaken by the breaching party with the knowledge that the taking of such act would, or would reasonably be expected to, cause a breach of this Agreement.
Section 1.2Construction. In this Agreement, unless the context otherwise requires:
(a)references to Articles, Sections, Exhibits and Schedules are references to the articles and sections or subsections of, and the exhibits and schedules attached to, this Agreement;
(b)references in this Agreement to “writing” or comparable expressions include a reference to a written document transmitted by means of electronic mail, in portable document format (pdf), facsimile transmission or comparable means of communication;
(c)words expressed in the singular number shall include the plural and vice versa; words expressed in the masculine shall include the feminine and neuter gender and vice versa;
(d)the words “hereof,” “herein,” “hereto” and “hereunder,” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole, including all Exhibits and Schedules attached to this Agreement, and not to any provision of this Agreement;
(e)the term this “Agreement” shall be construed as a reference to this Agreement as the same may have been, or may from time to time be, amended, modified, varied, novated or supplemented;
(f)“include,” “includes” and “including” are deemed to be followed by “without limitation” whether or not they are in fact followed by such words;
(g)references to “day” or “days” are to calendar days;
(h)references to “the date hereof” means the date of this Agreement;
(i)unless otherwise specified, references to a statute mean such statute as amended from time to time and include any successor legislation thereto and any rules or regulations promulgated thereunder in effect from time to time; and
(j)references to “dollars” or “$” refer to the currency of the United States of America, unless otherwise expressly provided.
In the event of an inconsistency between the RSA and this Agreement with respect to consents and approvals, this Agreement shall control; provided that the foregoing shall not limit any additional consent, approval or consultation rights granted in the RSA or the Plan.

ARTICLE II

BACKSTOP COMMITMENT
Section 1.1The Rights Offering. On and subject to the terms and conditions hereof, including entry of the Backstop Order, the Company Parties shall, and shall cause New Intermediate Holding Company to, conduct the Rights Offering pursuant to, and in accordance with, the Rights Offering Procedures, this Agreement, and the Plan.
Section 1.2The Subscription Commitment; The Backstop Commitment.
(a)On and subject to the terms and conditions hereof, each Backstop Party agrees, severally and not jointly, to fully and timely exercise, in accordance with Section 2.4, and to cause its Related Funds to fully and timely exercise, in accordance with Section 2.4, all Backstop Party Rights that are properly issued to it and to duly purchase, and to cause its Related Funds to duly purchase, on the Effective Date for the applicable aggregate Purchase Price all Subscription Shares issuable to it in the Rights Offering in connection with such Backstop Party Rights (the “Subscription Commitment”).
(b)On and subject to the terms and conditions hereof, each Backstop Party agrees, severally and not jointly, to purchase, and the Company Parties agree to sell, and to cause New Intermediate Holding Company to sell, to such Backstop Party, on the Effective Date for the applicable aggregate Purchase Price, the number of Unsubscribed Shares equal to (i) such Backstop Party’s Backstop Commitment Percentage multiplied by (ii) the aggregate number of Unsubscribed Shares (rounded among the Backstop Parties solely to avoid fractional shares of New Preferred Equity as the Backstop Parties may determine in their sole discretion) (the “Backstop Commitment”); provided, however, that, notwithstanding anything in the foregoing to the contrary, Azurite shall initially be allocated and have the obligation to purchase the Initial Azurite Allocation of any Unsubscribed Shares and the obligation to purchase any Unsubscribed Shares in excess of the Initial Azurite Allocation shall be allocated to and purchased by all of the Backstop Parties (other than Azurite) based on their respective Backstop Commitment Percentages, subject to the other terms and conditions of this Agreement. As used in the immediately preceding sentence, “Initial Azurite Allocation” shall mean the difference between (x) $3,000,000 and (y) the Purchase Price of all Subscription Shares which Azurite is obligated to purchase pursuant to its Subscription Commitment. For the avoidance of doubt, after Azurite receives the Initial Azurite Allocation, it shall have no further right or obligation to purchase Unsubscribed Shares as a Backstop Party.
Section 1.3Backstop Party Default.
(a)Within five (5) Business Days after receipt of written notice from the Company to all Backstop Parties of a Backstop Party Default, which notice shall be given promptly to all Backstop Parties substantially concurrently following the occurrence of such Backstop Party Default (such five (5) Business Day period, which may be extended with the consent of the Required Backstop Parties and the Company Parties, the “Backstop Party Replacement Period”), the Backstop Parties and their respective Related Funds (other than any Defaulting Backstop Party) shall have the right, but not the obligation, to make arrangements for one or more of the Backstop Parties (other than any Defaulting Backstop Party) to purchase all or any portion of the Available Shares (such purchase, a “Backstop Party Replacement”) on the terms and subject to the conditions set forth in this Agreement and in such amounts as may be agreed upon by all of the Backstop Parties electing to purchase all or any portion of the Available Shares, or, if no such agreement is reached, based upon the applicable Backstop Commitment Percentage of any such Backstop Parties and their respective Related Purchasers (other than any Defaulting Backstop Party) (such Backstop Parties, the “Replacement Backstop Parties”). Any

such Available Shares purchased by a Replacement Backstop Party shall be included, among other things, in the determination of (x) the Unsubscribed Shares to be purchased by such Replacement Backstop Party for all purposes hereunder, (y) the Backstop Commitment Percentage of such Replacement Backstop Party for all purposes hereunder as adjusted to reflect the Unsubscribed Shares to be purchased by such Replacement Backstop Party (the “Adjusted Backstop Commitment Percentage”) and (z) the Backstop Commitment of such Replacement Backstop Party for purposes of the definition of the “Required Backstop Parties.” If a Backstop Party Default occurs, (i) the Outside Date shall be delayed and (ii) each Backstop Party shall support an extension of the milestones, in each case only to the extent necessary to allow for the Backstop Party Replacement to be completed within the Backstop Party Replacement Period. For the avoidance of doubt, pursuant to the Plan, the allocation of Exchangeable Preferred Equity which each Backstop Party shall receive pursuant to the Plan in connection with its purchase of New Money Preferred Equity in the Rights Offering shall be based upon the total amount of New Money Preferred Equity which it purchases pursuant to its Subscription Commitment, Backstop Commitment or its agreement to purchase Available Shares as a Replacement Backstop Party.
(b)Notwithstanding anything in this Agreement to the contrary, if a Backstop Party is a Defaulting Backstop Party, (x) it shall not be entitled to any of the Backstop Commitment Premium, Backstop Commitment Termination Premium, or any expense reimbursement applicable solely to such Defaulting Backstop Party (including the Expense Reimbursement) provided, or to be provided, under or in connection with this Agreement, and (y) it and its Affiliates, equity holders, members, partners, general partners, managers and its and their respective Representatives and controlling persons shall not be entitled to any indemnification pursuant to Article IX hereof. All distributions of New Common Equity distributable to a Defaulting Backstop Party on account of the Backstop Commitment Premium or payments of cash in respect of the Backstop Commitment Termination Premium, as applicable, (i) shall be re-allocated contractually and turned over as liquidated damages to those non-Defaulting Backstop Parties that have elected to subscribe for their full Adjusted Backstop Commitment Percentage, or (ii) if Available Shares are not purchased by the non-Defaulting Backstop Parties, forfeited and retained by the Company Parties, as applicable. Notwithstanding anything to the contrary herein, No Backstop Commitment Premium or Backstop Commitment Termination Premium shall be payable to any of the Backstop Parties (including, for avoidance of doubt, a Backstop Party who is not a Defaulting Backstop Party) in the event of any Backstop Party Default unless all of the Available Shares are purchased and actually funded by one or more Replacement Backstop Parties in accordance with Section 2.3.
(c)Nothing in this Agreement shall be deemed to require a Backstop Party to purchase more than its Subscription Commitment and its Backstop Commitment.
(d)For the avoidance of doubt, notwithstanding anything to the contrary set forth in Section 10.6, but subject to Section 11.10, no provision of this Agreement shall relieve any Defaulting Backstop Party from any liability hereunder, or limit the availability of the remedies set forth in Section 11.9, in connection with any such Defaulting Backstop Party’s Backstop Party Default under this Article II or otherwise.
Section 1.4Subscription Escrow Account Funding. (a) Promptly, and in any event no later than the seventh (7th) Business Day following the Rights Offering Expiration Time, the Rights Offering Subscription Agent shall deliver to each Backstop Party a written notice (the “Funding Notice”) of:
(i)the number of Subscription Shares elected to be purchased by the Rights Offering Participants in the Rights Offering and the aggregate Purchase Price therefor;

(ii)the number of Subscription Shares to be issued and sold by New Intermediate Holding Company to such Backstop Party on account of the Subscription Commitment and the aggregate Purchase Price therefor (as it relates to each Backstop Party, such Backstop Party’s “Subscription Amount”);
(iii)[Reserved];
(iv)the aggregate number of Unsubscribed Shares, if any, and the aggregate Purchase Price required for the purchase thereof;
(v)the number of Unsubscribed Shares (based upon such Backstop Party’s Backstop Commitment Percentage) to be issued and sold by New Intermediate Holding Company to such Backstop Party and the aggregate Purchase Price therefor (as it relates to each Backstop Party, such Commitment Party’s “Backstop Amount” and, together with the Subscription Amount, the “Funding Amount”); and
(vi)the account information (including wiring instructions) for the escrow account to which such Backstop Party shall deliver and pay its Funding Amount (the “Subscription Escrow Account”).
(a)No later than three (3) Business Days prior to the expected Effective Date (such date, the “Subscription Escrow Funding Date”), each Backstop Party shall deliver and pay its Funding Amount by wire transfer in immediately available funds in U.S. dollars into the Subscription Escrow Account in satisfaction of such Backstop Party’s Funding Commitment. The Subscription Escrow Account shall be established with an escrow agent reasonably satisfactory to the Required Backstop Parties and the Company Parties pursuant to an escrow agreement in form and substance reasonably satisfactory to the Required Backstop Parties and the Company Parties. If this Agreement is terminated in accordance with its terms, the funds held in the Subscription Escrow Account shall be released, and each Backstop Party shall receive from the Subscription Escrow Account the Cash amount actually funded to the Subscription Escrow Account by such Backstop Party, without any interest, promptly following such termination but in any event within seven (7) Business Days following such termination. The Company Parties shall promptly direct the Rights Offering Subscription Agent to provide any written backup, information and documentation relating to the information contained in the Funding Notice as any Backstop Party may reasonably request.
Section 1.5Closing.
(a)Subject to Article VIII, unless otherwise mutually agreed in writing between the Company Parties and the Required Backstop Parties, the closing of the Rights Offering, including the Backstop Commitments (the “Closing”), shall take place at the offices of Kirkland & Ellis, located at 601 Lexington Avenue, New York, NY 10022 at 9:00 a.m., New York City time, on the Effective Date (provided that all of the conditions set forth in Article VIII shall have been satisfied or waived in accordance with this Agreement (other than conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions)). The date on which the Closing actually occurs shall be referred to herein as the “Closing Date.”
(b)At the Closing, the funds held in the Subscription Escrow Account shall be released to New Intermediate Holding Company and utilized as set forth in, and in accordance with, the Plan and the Confirmation Order.
(c)At the Closing, the issuance of the Rights Offering Shares will be made by New Intermediate Holding Company and Reorganized Invacare to each Backstop Party (or to its designee in accordance with Section 2.7) against payment of such Backstop Party’s Funding Amount (which shall be funded in advance pursuant to Section 2.4(b)), in satisfaction of such Backstop Party’s Funding Commitment. To the extent requested by the Required Backstop Parties and permitted by The Depository Trust Company, the Company Parties shall use commercially reasonable efforts to cause all New Preferred Equity and New Common Equity on account of the Backstop Commitment Premium to be delivered into the account of a Backstop Party through the facilities of The Depository Trust Company; provided, however, that to the extent The Depository Trust Company does not permit the New Preferred Equity or New Common Equity to be deposited through its facilities, such securities will be delivered in book-entry form in a share registry held by a transfer agent reasonably satisfactory to the Required Backstop Parties and the Company Parties to the account of the Backstop Parties. Notwithstanding anything to the contrary in this Agreement, all New Preferred Equity and New Common Equity on account of the Backstop Commitment Premium will be delivered with all issue, stamp, transfer, sales and use, or similar transfer Taxes or duties that are due and payable (if any) in connection with such delivery duly paid by the Company Parties.
Section 1.6Transfer of Backstop Commitments.
(a)(i) No Backstop Party (or any permitted transferee thereof) may Transfer all or any portion of its Funding Commitments to any Company Party or any of the Company Parties’ Affiliates or to any other Person other than as set forth in this Section 2.6; and (ii) notwithstanding any other provision of this Agreement, the Funding Commitments may not be Transferred later than the earlier of (x) the third (3rd) Business Day following the Rights Offering Expiration Time and (y) the date on which the Company Parties have caused the Rights Offering Subscription Agent to send the Funding Notice.
(b)Each Backstop Party may Transfer all or any portion of its Funding Commitment to any Related Fund (each, a “Related Purchaser”), provided that such Backstop Party shall deliver to the Company Parties, counsel to the Initial Backstop Parties, and the Rights Offering Subscription Agent a joinder to this Agreement, substantially in the form attached hereto as Exhibit A, executed by such Related Fund, and a joinder to the RSA, substantially in the form attached as Exhibit C thereto, executed by such Related Fund. A Transfer of Funding Commitment made pursuant to this Section 2.6(b) shall relieve such transferring Backstop Party from its obligations under this Agreement with respect to such Transfer.
(c)Each Backstop Party may Transfer all or any portion of its Funding Commitment to any other Backstop Party or such other Backstop Party’s Related Fund (each, an “Existing Commitment Party Purchaser”), provided that (A) to the extent such Existing Commitment Party Purchaser is not a Backstop Party hereunder, prior to or concurrently with such Transfer such Backstop Party shall deliver to the Company Parties, counsel to the Initial Backstop Parties, and the Rights Offering Subscription Agent a joinder to this Agreement, substantially in the form attached hereto as Exhibit B-1, executed by such Existing Backstop Party Purchaser, and a joinder to the RSA, substantially in the form attached as Exhibit C thereto, executed by such Existing Backstop Party Purchaser, and (B) to the extent such Existing Commitment Party Purchaser is already a Backstop Party hereunder, such Backstop Party shall deliver to the Company Parties, counsel to the Initial Backstop Parties, and the Rights Offering Subscription Agent an amendment to this Agreement, substantially in the form attached hereto as Exhibit B-2, executed by such Backstop Party and such Existing Commitment Party Purchaser. A Transfer of Funding Commitment made pursuant to this Section 2.6(c) shall relieve such transferring Backstop Party from its obligations under this Agreement with respect to such Transfer.
(d)Subject to Section 2.6(e), each Backstop Party shall have the right to Transfer all or any portion of its Funding Commitment to any Person that is not an Existing

Commitment Party Purchaser or a Related Fund (each of the Persons to whom such a Transfer is made, a “New Purchaser”), provided that (i) such Transfer shall be subject to the reasonable consent of the Required Backstop Parties (such consent shall be deemed to have been given after five (5)Business Days following notification in writing to counsel to the Initial Backstop Parties of a proposed Transfer by such Backstop Party unless (A) any written objection is provided by any of the Backstop Parties to the Backstop Party which desires to effectuate a transfer prior to the expiration of such five (5) Business Day period or (B) any of the Backstop Parties requests customary financial information regarding the creditworthiness of the New Purchaser during such five (5) Business Day period (it being understood that such consent shall not be deemed to have been given until each of the other Backstop Parties receives such customary financial information on the creditworthiness of the New Purchaser as is reasonably satisfactory to the other Backstop Parties); (ii) such Transfer shall be subject to the reasonable prior written consent of the Company Parties (such consent shall be deemed to have been given after five (5) Business Days following written notification of a proposed Transfer by such Backstop Party to the Company Parties, unless (y) any written objection (email being sufficient) is provided by the Company Parties to such Backstop Party prior to the expiration of such five (5) Complete Business Day period or (z) the Company Parties request customary financial information regarding the creditworthiness of the New Purchaser during such five (5) Complete Business Day period (it being understood that such consent shall not be deemed to have been given until the Company Parties receive such customary financial information on the creditworthiness of the New Purchaser as is reasonably satisfactory to the Company Parties); and (iii) prior to and in connection with such Transfer such Backstop Party shall deliver to the Company Parties, counsel to the Initial Backstop Parties, and the Rights Offering Subscription Agent a joinder to this Agreement, substantially in the form attached hereto as Exhibit C, executed by such New Purchaser, and a joinder to the RSA, substantially in the form attached as Exhibit C thereto, executed by such New Purchaser; provided that the Company Parties shall be deemed to have consented to such proposed Transfer to the extent such New Purchaser deposits in the Subscription Escrow Account on or before the date of such Transfer a Funding Amount sufficient to satisfy such transferring Backstop Party’s obligations under this Agreement, subject to the satisfaction of subclause (iii) above. Such Transfer shall be subject to the reasonable written consent of Highbridge (as defined in the RSA) (such consent shall be deemed to have been given after five (5) Business Days following written notification of a proposed Transfer by such Backstop Party to Highbridge, unless (y) any written objection is provided by Highbridge to such Backstop Party prior to the expiration of such five (5) Complete Business Day period or (z) Highbridge requests customary financial information regarding the creditworthiness of the New Purchaser during such five (5) Complete Business Day period (it being understood that such consent shall not be deemed to have been given until Highbridge receives such customary financial information on the creditworthiness of the New Purchaser as is reasonably satisfactory to Highbridge). A Transfer of Funding Commitments made pursuant to this Section 2.6(d) shall not relieve such transferring Backstop Party from its obligations under this Agreement with respect to such Transfer unless the Company Parties otherwise agree in writing to release such Backstop Party from its obligations under this Agreement with respect to such Transfer in the Company Parties’ sole discretion.
(e)Any Transfer of Funding Commitments made (or attempted to be made) in violation of this Agreement shall be deemed null and void ab initio and of no force or effect, regardless of any prior notice provided to the Parties or any Backstop Party, and shall not create (or be deemed to create) any obligation or liability of any other Backstop Party or any Company Party to the purported transferee or limit, alter or impair any agreements, covenants, or obligations of the proposed transferor under this Agreement. After the Closing Date, nothing in this Agreement shall limit or restrict in any way the ability of any Backstop Party (or any permitted transferee thereof) to Transfer any of the New Common Equity, New Preferred Equity or any interest therein.

Section 1.7Designation Rights. Each Backstop Party shall have the right to designate by written notice to the Company Parties, counsel to the Initial Backstop Parties and the Rights Offering Subscription Agent no later than five (5) Business Days prior to the Closing Date that some or all of the Rights Offering Shares or the Backstop Commitment Premium that it is obligated to purchase or has the right to receive hereunder be issued in the name of, and delivered to a Related Fund of such Backstop Party upon receipt by Invacare of payment therefor in accordance with the terms hereof (it being understood that payment by either the Related Fund or the Backstop Party shall satisfy the applicable payment obligations of the Backstop Party), which notice of designation shall (a) be addressed to the Rights Offering Subscription Agent and signed by such Backstop Party and each such Related Fund, (b) specify the number of Rights Offering Shares or shares of New Common Equity issuable on account of the Backstop Commitment Premium, as applicable, to be delivered to or issued in the name of such Related Fund and (c) contain a confirmation by each such Related Fund of the accuracy of the representations set forth in Sections 5.4 through 5.6 as applied to such Related Fund; provided that no such designation pursuant to this Section 2.7 shall relieve such Backstop Party from its obligations under this Agreement.
Section 1.8Notification of Aggregate Number of Exercised Backstop Party Rights. Upon request from counsel to the Initial Backstop Parties from time to time prior to the Rights Offering Expiration Time (and any permitted extensions thereto), the Company Parties shall promptly notify, or cause the Rights Offering Subscription Agent to promptly notify, the Backstop Parties of the aggregate number of Backstop Party Rights known by the Company Parties or the Rights Offering Subscription Agent to have been exercised pursuant to the Rights Offering as of the most recent practicable time before such request.
ARTICLE III

BACKSTOP COMMITMENT PREMIUM AND EXPENSE REIMBURSEMENT
Section 1.1Premium Payable by the Company Parties. Subject to Section 3.2, as consideration for the Funding Commitment and the other agreements of the Backstop Parties in this Agreement, the Company Parties shall pay or cause to be paid a nonrefundable aggregate premium of $12 million ($12,000,000.00) at Plan Equity Value (the “Backstop Commitment Premium”), payable in New Common Equity, to the Backstop Parties on the Effective Date. The Backstop Commitment Premium shall be payable, in accordance with Section 3.2, to the Backstop Parties (including any Replacement Backstop Party, but excluding any Defaulting Backstop Party) or their designees in proportion to their respective Backstop Commitment Percentages at the time the payment of the Backstop Commitment Premium is made. Under no circumstances shall a reduction in the Aggregate Rights Offering Amount result in a reduction of the Backstop Commitment Premium.
Section 1.2Payment of Premium. The Backstop Commitment Premium shall be fully earned by the Backstop Parties upon execution of this Agreement, and non-avoidable upon entry of the Backstop Order and shall be paid by the Company Parties, free and clear of any withholding or deduction for any applicable Taxes, on the Effective Date as set forth above. For the avoidance of doubt, to the extent payable in accordance with the terms of this Agreement, the Backstop Commitment Premium will be payable regardless of the amount of Unsubscribed Shares (if any) actually purchased; provided that, notwithstanding anything to the contrary herein, the Backstop Commitment Premium shall not be payable to any of the Backstop Parties (including, for avoidance, a Backstop Party who is not a Defaulting Backstop Party) in the event of any Backstop Party Default unless all of the Available Shares are purchased and actually funded by one or more Replacement Backstop Parties in accordance with Section 2.3. The Company Parties shall satisfy their obligation to pay the Backstop Commitment Premium on the Effective Date by issuing the number of additional shares of New Common Equity (in each case rounded among the Backstop Parties solely to avoid fractional shares of New Common Equity as the Required Backstop Parties may determine in their sole discretion) to each Backstop Party (or its designee pursuant to Section 2.7) equal to such Backstop Party’s Backstop Commitment Premium Share Amount; provided that the Backstop Commitment Termination Premium shall be payable in Cash upon the occurrence of a Backstop Termination Premium Payment Event (to the extent provided in and in accordance with Section 10.6). For the avoidance of doubt, (i) in no event shall both the Backstop Commitment Premium and the Backstop Commitment Termination Premium be payable by the Debtors and (ii) except to the extent that it is a Defaulting Backstop Party, Azurite shall be entitled to receive five percent (5%) of any Backstop Commitment Premium or any Backstop Commitment Termination Premium paid hereunder; provided that, notwithstanding anything to the contrary herein, no Backstop Commitment Premium or Backstop Commitment Termination Premium shall be payable to Azurite (including, for the avoidance of doubt, if Azurite is not a Defaulting Backstop Party) in the event of any Backstop Party Default unless all of the Available Shares are purchased and actually funded by one or more Replacement Backstop Parties in accordance with Section 2.3.
Section 1.3Expense Reimbursement.
Whether or not the transactions contemplated hereunder are consummated, the Company Parties agree to pay in accordance with Section 3.3(b), all of the reasonable and documented prepetition and postpetition out of pocket fees and expenses incurred by the Initial Backstop Parties Advisors before, on or after the date hereof until the termination of this Agreement in accordance with its terms that have not otherwise been paid pursuant to the RSA or in connection with the Chapter 11 Cases, including: (A) the reasonable and documented prepetition and postpetition fees and expenses of the Initial Backstop Parties Advisors in connection with the transactions contemplated by this Agreement and the RSA; (B) all filing fees or other costs or fees associated with the matters contemplated by Section 5.10 and Section 6.14 (including, without limitation, all filing fees, if any, required by the HSR Act or any other Antitrust Law) in connection with the transactions contemplated by this Agreement and all reasonable and documented out-of-pocket expenses of the Initial Backstop Parties Advisors related thereto; and (C) all reasonable and documented out-of-pocket fees and expenses incurred in connection with any required regulatory filings in connection with the transactions contemplated by this Agreement (including, without limitation, filings done on Schedule 13D, Schedule 13G, Form 3 or Form 4, in each case, promulgated under the Exchange Act), in each case, that have been paid or are payable by the Initial Backstop Parties Advisors (such payment obligations set forth in clauses (A), (B), and (C) above, collectively, the “Expense Reimbursement”). The Expense Reimbursement shall, pursuant to the Backstop Order, constitute allowed administrative expenses of the Debtors’ estates under Sections 503(b) and 507 of the Bankruptcy Code, which, for the avoidance doubt, shall be pari passu with all other administrative expenses of the Debtors’ estates. Notwithstanding anything to the contrary in this Agreement, the Debtors or Reorganized Debtors, as applicable, shall not accrue additional Expense Reimbursement obligations from and after the closing or termination of this Agreement pursuant to Section 10, other than in connection with enforcement of any provisions of this Agreement that survive termination; provided that the obligation to pay such Expense Reimbursements shall survive closing or such termination until paid; provided further that the obligation to pay such Expenses Reimbursements shall survive termination of this Agreement in the event of the occurrence of a Backstop Termination Premium Payment Event.
(a)The Expense Reimbursement as described in Section 3.3(a) above shall be paid in Cash in accordance with the terms herein. The Expense Reimbursement accrued through the date on which the Backstop Order is entered shall be paid within five (5) Business Days of the Debtors’ receipt of invoices therefor (which shall not include time details or otherwise be required to conform to the requirements for fee applications submitted by estate professionals). The Expense Reimbursement accrued thereafter shall be payable by the Debtors promptly when due. Unless otherwise ordered by the Bankruptcy Court, no recipient of any payment hereunder shall be required to file with respect thereto any interim or final fee application with the Bankruptcy Court with respect to such payment.
(b)For the avoidance of doubt, nothing herein shall alter or modify the Company Parties’ obligations under the DIP Orders or the RSA.
Section 1.4Tax Treatment. The parties hereto agree that, for U.S. federal income tax purposes, the Backstop Commitment Premium and the Backstop Commitment Termination Premium shall be treated as a “put premium” paid to the Backstop Parties (the “Intended Tax Treatment”). Each party shall file all tax returns consistent with, and take no position inconsistent with such treatment (whether in audits, tax returns or otherwise) unless required to do so pursuant to a “determination” within the meaning of Section 1313(a) of the IRC.
Section 1.5Integration; Administrative Expense. The provisions for the payment of the Backstop Commitment Premium, the Backstop Commitment Termination Premium and Expense Reimbursement, and the indemnification provided herein, are an integral part of the transactions contemplated by this Agreement and without these provisions the Backstop Parties would not have entered into this Agreement. The Backstop Order and the Plan shall provide that the Backstop Commitment Premium, the Backstop Commitment Termination Premium, the Expense Reimbursement, and any indemnification provided herein shall constitute Allowed Administrative Claims of the Company Parties’ estates under Sections 503(b) and 507 of the Bankruptcy Code. In addition and as a result thereof, the proposed Confirmation Order and the Plan filed by the Company Parties contemplate that any New Common Equity issued as payment of the Backstop Commitment Premium shall be issuable under Section 1145 of the Bankruptcy Code.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY PARTIES AND NEW INTERMEDIATE HOLDING COMPANY
Except as (a) set forth in the corresponding section of the Company Disclosure Schedules, or (b) as disclosed in (i) the Company SEC Documents or otherwise publicly available on the SEC’s Electronic Data-Gathering, Analysis and Retrieval system, (ii) the Company Disclosure Schedules or (iii) any Proofs of Claim on the Claims Register, in each case prior to the date hereof, each of the Company Parties, jointly and severally, hereby represent and warrant to the Backstop Parties as set forth below. Except for representations, warranties and agreements that are expressly limited as to their date, each representation, warranty and agreement is made as of the date hereof. Further, Invacare and the Company Parties shall cause New Intermediate Holding Company to satisfy the representations and warranties contained in this Article IV, mutatis mutandis, as of the date of New Intermediate Holding Company’s formation and as of the Closing Date and from and after the date of its formation, New Intermediate Holding Company shall be deemed to be a Company Party for purposes of these representations and warranties regardless of whether it is specifically mentioned therein.
Section 1.1Organization and Qualification. Each Company Party (a) is a duly organized and validly existing corporation, limited liability company or limited partnership, as the case may be, and, if applicable, in good standing (or the equivalent thereof) under the Laws of the jurisdiction of its incorporation or organization (except where the failure to be in good standing (or the equivalent) would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect), (b) has the requisite corporate or other applicable power and authority to own, lease and operate its property and assets and to transact the business in which it is currently engaged and presently proposes to engage in all material respects and (c) is duly qualified and is authorized to do business and is in good standing (or the equivalent thereof) in each jurisdiction in which it owns or leases property or in which the conduct of its business or the ownership of its properties requires such qualification or authorization, except where the failure to be so qualified, authorized or in good standing has not had, and would not reasonably be expected to result in, individually or in the aggregate, a Material Adverse Effect.
Section 1.2Corporate Power and Authority. Each Company Party has the requisite corporate power and authority (a) to enter into, execute and deliver this Agreement and any other agreements contemplated herein or in the Plan and (b) subject to entry of the Backstop Order, to perform their obligations hereunder and (c) subject to entry of the Backstop Order and the Confirmation Order, to consummate the transactions contemplated herein and in the Plan, to enter into, execute and deliver each of the Definitive Documents and to perform its obligations thereunder. Subject to the receipt of the foregoing Orders, as applicable, the execution and delivery of this Agreement and each of the other Definitive Documents and the consummation of the transactions contemplated hereby and thereby have been or will be duly authorized by all requisite corporate action on behalf of the Company Parties, and no other corporate proceedings on the part of the Company Parties are or will be necessary to authorize this Agreement or any of the other Definitive Documents or to consummate the transactions contemplated hereby or thereby.
Section 1.3Execution and Delivery; Enforceability. Subject to entry of the Backstop Order, this Agreement will have been, and subject to entry of both the Backstop Order and the Confirmation Order, each other Definitive Document will be, duly executed and delivered by each of the Company Parties party thereto. Upon entry of the Backstop Order and, as applicable, the Confirmation Order, and assuming due and valid execution and delivery hereof by the Backstop Parties, the Company Parties’ obligations hereunder will constitute the valid and legally binding obligations of the Company Parties enforceable against the Company Parties in accordance with their respective terms. Upon entry of the Confirmation Order and assuming due and valid execution and delivery of this Agreement and the other Definitive Documents by the Backstop Parties, each of the obligations hereunder and thereunder will constitute the valid and legally binding obligations of the Company Parties, enforceable against the Company Parties, in accordance with their respective terms.
Section 1.4Authorized and Issued Capital Shares. On the Closing Date, (i) the total issued capital stock of New Intermediate Holding Company and Reorganized Invacare will be consistent with the terms of the Plan and Disclosure Statement; (ii) no New Common Equity will be held by New Intermediate Holding Company in its treasury; and (iii) no warrants to purchase New Common Equity will be issued and outstanding.
(a)As of the Closing Date, the Total Outstanding Shares of New Intermediate Holding Company and Reorganized Invacare will have been duly authorized and validly issued and will be fully paid and non-assessable, and will not be subject to any preemptive rights (other than any rights set forth in the New Organizational Documents).
(b)Except as set forth in this Agreement, the Plan and the New Organizational Documents, and except for a sufficient number of shares of New Common Equity reserved for issuance pursuant to the Plan, the Exit Facilities Documents or the Management Incentive Plan, as of the Closing Date, no shares of capital stock or other equity securities or voting interest in New Intermediate Holding Company or Reorganized Invacare will have been issued, reserved for issuance or outstanding.

(c)Except as described in this Agreement and except as set forth in the Plan, the Registration Rights Agreement, if applicable, the New Organizational Documents, or the Exit Facilities Documents, upon the Closing, none of the Company Parties or New Intermediate Holding Company will be party to or otherwise bound by or subject to any outstanding option, warrant, call, right, security, commitment, Contract, arrangement or undertaking (including any preemptive right) that (i) obligates any Company Party or New Intermediate Holding Company to issue, deliver, sell or transfer, or repurchase, redeem or otherwise acquire, or cause to be issued, delivered, sold or transferred, or repurchased, redeemed or otherwise acquired, any shares of the capital stock of, or other equity or voting interests in any Company Party or New Intermediate Holding Company or any security convertible or exercisable for or exchangeable into any capital stock of, or other equity or voting interest in any Company Party or New Intermediate Holding Company, (ii) obligates any Company Party or New Intermediate Holding Company to issue, grant, extend or enter into any such option, warrant, call, right, security, commitment, Contract, arrangement or undertaking, (iii) restricts the Transfer of any shares of capital stock of any Company Party or New Intermediate Holding Company (other than any restrictions included in the Exit Facilities or any corresponding pledge agreement) or (iv) relates to the voting of any shares of capital stock of any Company Party or New Intermediate Holding Company.
Section 1.5Issuance. Subject to entry of the Backstop Order and the Confirmation Order, (x) the Rights Offering Shares to be issued in connection with the consummation of the Rights Offering and pursuant to the terms hereof in exchange for the Aggregate Rights Offering Amount therefor (or the Adjusted Aggregate Rights Offering Amount, if applicable), and (y) the New Common Equity to be issued in connection with the Backstop Commitment Premium, will, when issued and delivered on the Closing Date, be duly and validly authorized, issued and delivered and shall be fully paid and nonassessable, and free and clear of all Taxes, Liens (other than Transfer restrictions imposed hereunder or under the New Organizational Documents or by applicable Law), preemptive rights, subscription and similar rights (other than any rights set forth in the New Organizational Documents, the Registration Rights Agreement, if applicable, the Plan, the RSA, and other than transfer restrictions pursuant to applicable securities laws).
Section 1.6Federal Reserve Regulations. No part of the proceeds of the purchase of Rights Offering Shares will be used (a) to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock, or (b) for any other purpose, in each case, in violation of or inconsistent with any of the provisions of any regulation of the Board of Governors, including, without limitation, Regulations T, U and X thereto. The terms “margin stock” and “purpose of buying or carrying” shall have the meanings assigned to them in the aforementioned Regulation U.
Section 1.7No Conflict. Assuming the consents described in Section 4.8 are obtained, the execution and delivery by the Company Parties of this Agreement, the Plan and the other Definitive Documents, the compliance by the Company Parties with the provisions hereof and thereof and the consummation of the transactions contemplated herein and therein will not (a) conflict with, or result in a breach, modification or violation of, any of the terms or provisions of, or constitute a default under (with or without notice or lapse of time, or both), or result, except to the extent contemplated by the Plan, in the acceleration of, or the creation of any Lien under, or cause any payment or consent to be required under any Contract to which any Company Party will be bound as of the Closing Date after giving effect to the Plan or to which any of the property or assets of any Company Party will be subject as of the Closing Date after giving effect to the Plan, (b) result in any violation of the provisions of the New Organizational Documents or any of the organizational documents of any Company Party, or (c) result in any violation of any Law or Order applicable to any Company or any of their properties, except in each of the cases described in this Section 4.7, which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 1.8Consents and Approvals. No consent, approval, authorization, Order, registration or qualification of or with any Governmental Authority having jurisdiction over any Company Party or New Intermediate Holding Company or any of their respective properties (each, an “Applicable Consent”) is required for the execution and delivery by any Company Party or New Intermediate Holding Company of this Agreement, the Plan and the other Definitive Documents, the compliance by any Company Party or New Intermediate Holding Company with the provisions hereof and thereof and the consummation of the transactions contemplated herein and therein, except for (a) the entry of the Backstop Order authorizing each of Invacare and the other Debtors to execute and deliver this Agreement and perform its obligations hereunder, (b) the entry of the Confirmation Order authorizing Invacare and the other Debtors to perform each of their respective obligations under the Plan, (c) the entry of the Disclosure Statement Order, (d) entry by the Bankruptcy Court, or any other court of competent jurisdiction, of Orders as may be necessary in the Chapter 11 Cases from time to time, (e) filings, notifications, authorizations, approvals, consents, clearances or termination or expiration of all applicable waiting periods under any Antitrust Laws in connection with the transactions contemplated by this Agreement, (f) such consents, approvals, authorizations, registrations or qualifications as may be required under state securities or “Blue Sky” Laws in connection with the purchase of the Unsubscribed Shares by the Backstop Parties, the issuance of the Backstop Party Rights, the issuance of the Rights Offering Shares pursuant to the exercise of the Backstop Party Rights, the issuance of New Common Equity and New Preferred Equity, as applicable, in satisfaction of Unsecured Notes Claims and General Unsecured Claims pursuant to the Plan and the issuance of New Common Equity as payment of the Backstop Commitment Premium and (g) any Applicable Consents that, if not made or obtained, would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
Section 1.9Arm’s-Length. The Company Parties agree that (a) each of the Backstop Parties is acting solely in the capacity of an arm’s-length contractual counterparty with respect to the transactions contemplated hereby (including in connection with determining the terms of the Rights Offering) and not as a financial advisor or a fiduciary to, or an agent of any Company Party and (b) no Backstop Party is advising any Company Party as to any legal, tax, investment, accounting or regulatory matters in any jurisdiction.
Section 1.10Financial Statements. The audited financial statements as of and for the period ended December 31, 2021 (i) were prepared in accordance with U.S. generally accepted accounting principles (“GAAP”) consistently applied throughout the period covered thereby, except as otherwise expressly indicated therein, including the notes thereto, and (ii) fairly present in all material respects the consolidated financial position of Invacare and its consolidated subsidiaries as of the respective dates thereof and the consolidated results of their operations for the respective periods then ended in accordance with GAAP consistently applied during the periods referred to therein, except as otherwise expressly indicated therein, including the notes thereto
Section 1.11Company SEC Documents and Disclosure Statements. Since January 1, 2022, the Company Parties have filed all required reports, schedules, forms and statements with the SEC (the “Company SEC Documents”). As of their respective dates, and giving effect to any amendments or supplements thereto filed prior to the date of this Agreement, each of the Company SEC Documents that have been filed as of the date of this Agreement complied in all material respects with the requirements of the Securities Act or the Exchange Act applicable to such Company SEC Documents. No Company SEC Document that has been filed prior to the date of this Agreement, after giving effect to any amendments or supplements thereto and to any subsequently filed Company SEC Documents, in each case filed prior to the date of this Agreement, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The Disclosure Statement as approved by the Bankruptcy Court will conform in all material respects with Section 1125 of the Bankruptcy Code.
Section 1.12Absence of Certain Changes. Since January 1, 2022, except for the Chapter 11 Cases and any adversary proceedings or contested motions in connection therewith, no event, development, occurrence or change has occurred or exists that constitutes, individually or in the aggregate, a Material Adverse Effect.
Section 1.13No Violation; Compliance with Laws. (a) Neither Invacare nor New Intermediate Holding Company is in violation of its charter or Bylaws and (b) no other Company Party is in violation of its respective articles of association, charter, bylaws or similar organizational document. To the Company Parties’ Knowledge, none of the Company Parties is in violation of any Law or Order, except for any such violations that have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
Section 1.14Legal Proceedings. Except as set forth on the Company Disclosure Schedules, and other than the Chapter 11 Cases and any adversary proceedings or contested motions commenced in connection therewith, there are no material legal, governmental, administrative, judicial or regulatory investigations, audits, actions, suits, claims, arbitrations, demands, demand letters, claims, notices of noncompliance or violations, or proceedings (“Legal Proceedings”) pending or, to the Knowledge of the Company Parties, threatened in writing to which New Intermediate Holding Company or any Company Party is a party or to which any property of New Intermediate Holding Company or any Company Party is the subject, in each case that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
Section 1.15Labor Relations. Except as, in the aggregate, would not reasonably be expected to have a Material Adverse Effect: (a) there are no strikes or other labor disputes against any of the Company Parties pending or, to the knowledge of the Company Parties, threatened; and (b) no claims of unfair labor practices, charges or grievances pending against any Company Parties, or to the knowledge of Invacare, threatened against any of them by any Person.
Section 1.16Intellectual Property. Except as could not reasonably be expected to have a Material Adverse Effect, each of the Company Parties owns, licenses or possesses the right to use, all of the rights to Intellectual Property that are reasonably necessary for the operation of its business as currently conducted, and, without conflict with the rights of any Person. Invacare or each Company Party do not, in the operation of their businesses as currently conducted, infringe upon any Intellectual Property rights held by any Person except for such infringements, individually or in the aggregate, which could not reasonably be expected to have a Material Adverse Effect. No claim or litigation regarding any of the Intellectual Property owned by Invacare or any Company Party is pending or, to the knowledge of Invacare, threatened in writing against Invacare or any Company Party, which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.
Section 1.17Title to Real and Personal Property.
(a)Each Company Party has, and New Intermediate Holding Company will have, good title to, or valid leasehold interests in, all Real Property, and its other personal property related to its business, in each case, (i) free and clear of all Liens except for Permitted Liens, (ii) except for minor defects in title that do not interfere with its ability to conduct its business as currently conducted or as proposed to be conducted or to utilize such properties for their intended purposes, in each case, except as could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b)Each Company Party is in compliance with all obligations under all leases (as may be amended from time to time) to which it is a party that have not been rejected in the Chapter 11 Cases, except where the failure to comply has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
Section 1.18No Undisclosed Relationships. Other than contracts or other direct or indirect relationships between or among any of the Company Parties, or contracts or relationships that are immaterial in amount or significance, there are no direct or indirect relationships existing as of the date hereof between or among the Company Parties, on the one hand, and any director, officer or greater than five percent (5%) stockholder of the Company Parties, on the other hand, that is required by the Exchange Act to be described in the Company Party’s filings with the SEC and that is not so described, filed, or incorporated by reference in such filings, except for the transactions contemplated by this Agreement.
Section 1.19[Reserved].
Section 1.20Environmental. Except with respect to any matters that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, none of Invacare or any Company Party (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has, to the knowledge of Invacare, become subject to any Environmental Liability, (iii) has received written notice of any claim with respect to any Environmental Liability or (iv) has, to the knowledge of Invacare, any basis to reasonably expect that Invacare or any Company Party will become subject to any Environmental Liability.
Section 1.21Tax Matters. Except in each case as to matters that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect:
(a)Subject to the Bankruptcy Code, the terms of the applicable Orders and any required approval by the Bankruptcy Court, each Company Party (i) has filed or caused to be filed all federal, state, provincial and other Tax returns that are required to be filed and (ii) has paid or caused to be paid all Taxes shown to be due and payable on said returns and all other Taxes, fees or other charges imposed on it or on any of its property by any Governmental Unit (other than (A) any returns or amounts that are not yet due or (B) amounts the validity of which are currently being contested in good faith by appropriate proceedings and with respect to which any reserves required in conformity with GAAP have been provided on the books of the applicable Company Party).
(b)Other than in connection with (i) the Chapter 11 Cases, or (ii) Taxes being contested in good faith by appropriate proceedings for which adequate provisions have been made (to the extent required in accordance with GAAP), (A) there is no outstanding audit, assessment or written claim concerning any Tax liability of any Company Party, (B) no Company Party has received any written notices from any taxing authority relating to any outstanding tax issue that could affect any Company Party after the Effective Date; and (C) there are no Liens with respect to Taxes upon any of the assets or properties of any Company Party, other than Permitted Liens.
(c)All Taxes that any Company Party was required by law to withhold or collect in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party have been duly withheld or collected, and have been timely paid to the proper authorities to the extent due and payable.
(d)None of the Company Parties are parties to any Tax sharing, allocation or indemnification agreement or arrangement that would have a continuing effect after the Effective

Date (other than such agreements or arrangements that form part of a larger commercial agreement or arrangement, the primary subject matter of which is not Tax, and agreements or arrangements wholly between the Company Parties and their subsidiaries).
(e)No Company Party has been requested in writing, and, to the Knowledge of the Company Parties, there are no claims against any Company Party, to pay any liability for Taxes of any Person (other than the Company Parties or their direct or indirect subsidiaries) that is material to any Company Party, arising from the application of Treasury Regulation Section 1.1502-6 or any analogous provision of state, local or foreign law, or as a transferee or successor.
(f)No Company Party has been either a “distributing corporation” or a “controlled corporation” in a distribution occurring during the last five years in which the parties to such distribution treated the distribution as one to which Section 355 of the IRC is applicable.
Section 1.22Employee Benefit Plans.
(a)Except as would not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect: (i) neither a Reportable Event nor a failure to meet the minimum funding standards under Section 412 of the IRC or Section 302 of ERISA or applicable pension standards legislation has occurred during the five-year period prior to the date on which this representation is made with respect to any Single Employer Plan or Canadian Pension Plan, and each Single Employer Plan and Canadian Pension Plan has complied with the applicable provisions of ERISA, the IRC, or applicable law; (ii) no termination of a Single Employer Plan or Canadian Pension Plan has occurred, and no Lien in favor of the PBGC or a Single Employer Plan or Canadian Pension Plan has arisen on the assets of any Company Party or any other ERISA Affiliate, during such five-year period; (iii) the present value of all accrued benefits under each Single Employer Plan or Canadian Pension Plan (based on those assumptions used to fund such Single Employer Plans and Canadian Pension Plans) did not, as of the last annual valuation date prior to the date on which this representation is made or deemed made, exceed the value of the assets of such Single Employer Plan or Canadian Pension Plan allocable to such accrued benefits; (iv) no Company Party or any other ERISA Affiliate has had a complete or partial withdrawal from any Multiemployer Plan that has resulted or would reasonably be expected to result in a liability under ERISA; (v) no Company Party or any other ERISA Affiliate would become subject to any liability under ERISA if such Company Party or such ERISA Affiliate were to withdraw completely from all Multiemployer Plans as of the valuation date most closely preceding the date on which this representation is made; and (vi) no Multiemployer Plan is insolvent or is in endangered or critical status (within the meaning of Section 432 of the IRC or Section 305 of ERISA). No Canadian Pension Plan is a Canadian Multiemployer Plan.
(b)Each Company Party and its Subsidiaries have not incurred, and do not reasonably expect to incur, any liability under ERISA or the IRC with respect to any Single Employer Plan that is subject to Title IV of ERISA or Section 412 of the IRC or Section 302 of ERISA and that is maintained or contributed to by an ERISA Affiliate (other than the Company Party and its Subsidiaries) merely by virtue of being treated as a single employer under Title IV of ERISA with the sponsor of such plan that would reasonably be likely to have a Material Adverse Effect.
Section 1.23Internal Control Over Financial Reporting. The Company Parties have established and maintain a system of internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) promulgated under the Exchange Act) that complies in all material respects with the requirements of the Exchange Act and has been designed to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP.

Section 1.24Disclosure Controls and Procedures. The Company Parties maintain disclosure controls and procedures (within the meaning of Rules 13a-15(e) and 15d-15(e) promulgated under the Exchange Act) that are designed to ensure that information required to be disclosed by the Company Parties in the reports that they file and submit under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms, and that such information is accumulated and communicated to management of the Company Parties as appropriate to allow timely decisions regarding required disclosure.
Section 1.25Material Contracts. Other than as a result of a rejection motion filed by any Company Party in the Chapter 11 Cases, all Material Contracts are valid, binding and enforceable by and against each applicable Company Party, and to the Knowledge of each Company Party, each other party thereto (except where the failure to be valid, binding or enforceable would not constitute a Material Adverse Effect), and, no written notice to terminate, in whole or a material portion thereof, any Material Contract has been delivered to any Company Party (except where such termination would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect). Other than as a result of the filing of the Chapter 11 Cases, none of the Company Parties nor, to the Knowledge any Company Party, any other party to any Material Contract, is in default or breach under the terms thereof, in each case, except for such instances of default or breach that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
Section 1.26PATRIOT Act, OFAC and FCPA.
(a) Each of the Company Parties is in compliance in all material respects with applicable Sanctions, including without limitation regulations of the United States Department of the Treasury’s Office of Foreign Assets Control (“OFAC”), Title III of the USA Patriot Act and other applicable anti-terrorism laws and regulations, and the FCPA and other applicable anti-corruption laws and regulations, and have instituted and maintain policies and procedures reasonably designed to ensure compliance with such laws and regulations.
(b)    To the knowledge of Invacare, none of the Company Parties has, in the three years prior to the date hereof, committed a material violation of Sanctions, Title III of the USA Patriot Act or other applicable anti-terrorism laws and regulations, or the FCPA or other applicable anti-corruption laws and regulations
(c)    None of the Company Parties, nor to the knowledge of Invacare, any director, officer, employee or agent of any Company Party, in each case, (i) is an individual or entity currently on OFAC’s list of Specially Designated Nationals and Blocked Persons, the “Consolidated Canadian Autonomous Sanctions List”, or any other list of targets identified or designated pursuant to any Sanctions, (ii) is located, organized or resident in a country or territory that is the subject of Sanctions, or (iii) is otherwise the Subject or target of Sanctions, or 50% or more in the aggregate owned or controlled by any such Person or Persons.
Section 1.27[Reserved].
Section 1.28[Reserved].
Section 1.29No Broker’s Fees. None of the Company Parties is a party to any Contract with any Person (other than this Agreement) that would give rise to a valid claim against the Backstop Parties for a brokerage commission, finder’s fee or like payment in connection with the Rights Offering or the sale of the Unsubscribed Shares.
Section 1.30Takeover Statutes. No Takeover Statute is applicable to this Agreement, the Backstop Commitment and the other transactions contemplated by this Agreement.

Section 1.31Investment Company Act. None of the Company Parties is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940, as amended.
Section 1.32Insurance. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect: (a) all premiums due and payable in respect of insurance policies maintained by each Company Party have been paid, (b) the insurance maintained by or on behalf of each Company Party is adequate and (c) as of the date hereof, to the Knowledge of each of the Company Parties, no Company Party has received notice from any insurer or agent of such insurer with respect to any insurance policies of any Company Party of cancellation or termination of such policies, other than such notices which are received in the ordinary course of business or for policies that have expired on their terms.
Section 1.33No Undisclosed Material Liabilities. Except as set forth on the Disclosure Statement, there are no liabilities or obligations of any Company Party of any kind whatsoever, whether accrued, contingent, absolute, determined or determinable, and there is no existing condition, situation or set of circumstances that would reasonably be expected to result in such a liability or obligation other than: (a) liabilities or obligations disclosed and provided for in the audited financial statements; (b) liabilities or obligations incurred in the ordinary course of business consistent with past practices since the date of the most recent balance sheet presented in the audited financial statements; (c) liabilities or obligations that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect; and (d) liabilities or obligations that would not be required to be set forth or reserved for on a balance sheet of the Company Parties (and the notes thereto) prepared in accordance with GAAP consistently applied and in accordance with past practice; it being understood that for purposes of this clause section, any contract, agreement or understanding with any Person providing for a payment (in Cash or otherwise) in excess of $5.0 million in connection with any of the transactions contemplated under the Plan, the RSA or this Agreement (other than any contract, agreement, understanding or other transaction specifically contemplated by this Agreement, the Plan, the RSA, the Management Incentive Plan, any DIP Credit Agreement and any other Definitive Documents) shall not be deemed to have been incurred in the ordinary course of business or deemed to be non-material, and shall otherwise be deemed to be required to be set forth on the Company Parties’ balance sheet for purposes of clause (d) above notwithstanding such clause.
ARTICLE V

REPRESENTATIONS AND WARRANTIES OF THE BACKSTOP PARTIES
Each Backstop Party represents and warrants as to itself only (unless otherwise set forth herein, as of the date of this Agreement and as of the Closing Date) as set forth below.
Section 1.1Incorporation. Such Backstop Party is validly existing and in good standing (or the equivalent thereof) under the Laws of the jurisdiction of its incorporation or organization, and this Agreement is a legal, valid, and binding obligation of such Backstop Party, enforceable against it in accordance with its terms, except as enforcement may be limited by applicable Laws relating to or limiting such Backstop Party’s rights generally or by equitable principles relating to enforceability.
Section 1.2Corporate Power and Authority. Such Backstop Party has (or will have, at the relevant time) all requisite corporate or other power and authority to enter into, execute, and deliver this Agreement and to effectuate the Restructuring Transactions contemplated by, and perform its respective obligations under, this Agreement.

Section 1.3Execution and Delivery. This Agreement and each other Definitive Document to which such Backstop Party is a party (a) has been, or prior to its execution and delivery will be, duly and validly executed and delivered by such Backstop Party and (b) upon entry of the Backstop Order and, as applicable, the Confirmation Order and assuming due and valid execution and delivery hereof and thereof by the Company and the other Company Parties (as applicable), will constitute a legal, valid, and binding obligation of such Commitment Party, enforceable against such Commitment Party in accordance with their respective terms, except as enforcement may be limited by applicable Laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability.
Section 1.4No Registration. Such Backstop Party understands that (a) any Unsubscribed Shares issued to such Backstop Party in satisfaction of the Backstop Party Rights have not been registered under the Securities Act by reason of a specific exemption from the registration provisions of the Securities Act, the availability of which depends on, among other things, the bona fide nature of the investment intent and the accuracy of such Backstop Party’s representations as expressed herein or otherwise made pursuant hereto, and (b) that such shares cannot be sold unless subsequently registered under the Securities Act or an exemption from registration is available.
Section 1.5Purchasing Intent. Such Backstop Party is not acquiring the Unsubscribed Shares with the view to, or for resale in connection with, any distribution thereof not in compliance with applicable securities Laws, and such Backstop Party has no present intention of selling, granting any participation in, or otherwise distributing the same, except in compliance with applicable securities Laws.
Section 1.6Sophistication; Evaluation. Such Backstop Party is an “accredited investor” within the meaning of Rule 501(a) of the Securities Act or a “qualified institutional buyer” within the meaning of Rule 144A of the Securities Act. Such Backstop Party understands that the Unsubscribed Shares are being offered and sold to such Backstop Party in reliance upon specific exemptions from the registration requirements of United States federal and state securities laws and that the Company Parties are relying upon the truth and accuracy of, and such Backstop Party’s compliance with, the representations, warranties, agreements, acknowledgments and understandings of such Backstop Party set forth herein in order to determine the availability of such exemptions and the eligibility of such Backstop Party to acquire the Unsubscribed Shares. Such Backstop Party has such knowledge and experience in financial and business matters such that it is capable of evaluating the merits and risks of its investment in the Unsubscribed Shares. Such Backstop Party understands and is able to bear any economic risks associated with such investment (including the necessity of holding such shares for an indefinite period of time). Except for the representations and warranties of the Company Parties expressly set forth in this Agreement, such Backstop Party has independently evaluated the merits and risks of its decision to enter into this Agreement and disclaims reliance on any representations or warranties, either express or implied, by or on behalf of the Company Parties.
Section 1.7Unsecured Notes Claims.
(a)As of the date hereof, such Backstop Party and its Affiliates are, collectively, the beneficial owner or record owner of, or the nominee, investment manager, or advisor for beneficial holders of, the aggregate principal amount of Unsecured Notes Claims;
(b)As of the date hereof, such Backstop Party or its applicable Affiliates has the full power to vote and consent to matters concerning all of its Unsecured Notes Claims referable to it as contemplated by this Agreement subject to applicable Law; and

(c)Other than as permitted under the RSA and this Agreement, such Backstop Party has not entered into any Contract to Transfer, in whole or in part, any portion of its right, title or interest in such Unsecured Notes Claims where such Transfer would prohibit such Backstop Party from complying with the terms of this Agreement or the RSA.
Section 1.8Intentionally Omitted.
Section 1.9No Conflict. The entry into and performance by each Backstop Party of, and the transactions contemplated by, this Agreement do not, and will not, conflict in any material respect with any Law or regulation applicable to it or with any of its articles of association, memorandum of association, or other constitutional documents.
Section 1.10Consents and Approvals. No consent, approval, authorization, Order, registration or qualification of or with any Governmental Authority having jurisdiction over such Backstop Party or any of its properties is required for the execution and delivery by such Backstop Party of this Agreement and each other Definitive Document to which such Backstop Party is a party, the compliance by such Backstop Party with the provisions hereof and thereof and the consummation of the transactions (including the purchase by such Backstop Party of its Backstop Commitment Percentage of the Unsubscribed Shares or its portion of the Rights Offering Shares) contemplated herein and therein, except (a) Antitrust Approvals, if any, including but not limited to any filings required pursuant to the HSR Act, in each case, in connection with the transactions contemplated by this Agreement, and (b) any consent, approval, authorization, Order, registration or qualification which, if not made or obtained, would not reasonably be expected, individually or in the aggregate, to have a material adverse effect on such Backstop Party’s performance of its obligations under this Agreement.
Section 1.11Legal Proceedings. Other than the Chapter 11 Cases and any adversary proceedings or contested motions commenced in connection therewith, there are no Legal Proceedings pending or, to the Knowledge of such Backstop Party, threatened to which the Backstop Party is a party or to which any property of the Backstop Party is the subject, that would reasonably be expected to prevent, materially delay, or materially impair the ability of such Backstop Party to consummate the transactions contemplated hereby.
Section 1.12Sufficiency of Funds. Such Backstop Party has, or will have as of the Closing, sufficient available funds to fulfill its obligations under this Agreement and the other Definitive Documents. For the avoidance of doubt, such Backstop Party acknowledges that its obligations under this Agreement and the other Definitive Documents are not conditioned in any manner upon its obtaining financing.
Section 1.13No Broker’s Fees. Such Backstop Party is not a party to any Contract with any Person (other than the Definitive Documents and any Contract giving rise to the Expense Reimbursement hereunder) that would give rise to a valid claim against Invacare or any Company Party for a brokerage commission, finder’s fee or like payment in connection with the Rights Offering or the sale of the Unsubscribed Shares.
ARTICLE VI

ADDITIONAL COVENANTS
Section 1.1Approval Orders. The Company Parties shall use their commercially reasonable efforts to, (a) obtain the entry of the Backstop Order and (b) cause the Backstop Order to become a Final Order (and request that such Order be effective immediately upon entry by the Bankruptcy Court pursuant to a waiver of Bankruptcy Rules 3020 and 6004(h), as applicable), in each case, as soon as reasonably practicable but no later than 90 days after the Petition Date, and in a manner consistent with the RSA and this Agreement.
Section 1.2Definitive Documents. Without limitation to the RSA (including the consent rights therein), and except as expressly provided otherwise in this Agreement, (i) the Definitive Documents listed in Section 3.01 of the RSA that are to be acceptable to the Required Consenting Unsecured Noteholders shall also be in form and substance acceptable to the Required Backstop Parties and the Company Parties; and (ii) the Definitive Documents listed in Section 3.01 of the RSA that are to be acceptable to the Required Consenting Unsecured Noteholders shall also be in form and substance reasonably acceptable to the Required Backstop Parties and the Company Parties.
Section 1.3Conduct of Business. Except as set forth in this Agreement or the RSA or with the prior written consent of the Required Backstop Parties (requests for which, including related information, shall be directed to the counsel and financial advisors to the Backstop Parties), during the period from the date of this Agreement to the earlier of (a) the Closing Date and (b) the date on which this Agreement is terminated in accordance with its terms (the “Pre-Closing Period”), each of the Company Parties (and New Intermediate Holding Company, to the extent applicable) shall carry on its business in the ordinary course, consistent with past practice and the RSA, to: (i) preserve intact its business; (ii) keep available the services of its officers and employees; (iii) preserve its material relationships with customers, suppliers, licensors, licensees, distributors and others having material business dealings with the each of the Company Parties in connection with their business; and (iv) maintain in effect all of its foreign, federal, state and local licenses, permits, consents, franchises, approvals and authorizations (except where the failure to do so would not individually, or in the aggregate, have a Material Adverse Effect).
Section 1.4Access to Information; Cleansing. Subject to applicable Law, upon a minimum of two (2) Business Days’ advance written notice to the Company Parties during the Pre- Closing Period, the Company Parties shall afford the Initial Backstop Parties and their Representatives, (i) reasonable access (without any material disruption to the conduct of the Company Parties’ business) during normal business hours to the Company Parties’ books and records, (ii) reasonable access to the management and advisors of the Company Parties for the purposes of evaluating the Company Parties’ assets, liabilities, operations, businesses, finances, strategies, prospects, and affairs, and (iii) timely and reasonable responses to all reasonable diligence requests, provided that all rights provided for in this Section 6.4 shall be subject to the terms of any agreements between the Company Parties and third parties that may be affected by the exercise of the foregoing rights. All requests for information and access made in accordance with this Section 6.4 shall be directed to Kirkland & Ellis, as counsel for the Company Parties, or such other Person as may be designated in writing by the Company Parties’ executive officers. To the extent that information provided in connection with this Agreement (including this Section 6.4) constitutes MNPI, the Company Parties and the Required Backstop Parties shall negotiate in good faith and mutually agree to a “cleansing” non- disclosure agreement to address such information.
Section 1.5Commitments of the Company Parties and Backstop Parties. During the Pre-Closing Period, (i) each of the Company Parties, with respect to subsections (a)-(k) of this below Section 6.5, agrees to, and agrees to cause each of its direct and indirect subsidiaries to, and (ii) each of the Backstop Parties, with respect to subsections (a), (d), (e) and (i) of this below Section 6.5, agrees to:
(a)support and take all steps reasonably necessary and desirable to consummate the Restructuring Transactions in accordance with this Agreement and the RSA (including the milestones therein);

(b)to the extent any legal or structural impediment arises that would prevent, hinder, impede, or delay the consummation of the Restructuring Transactions, take all steps reasonably necessary and desirable to address any such impediment, and negotiate in good faith any appropriate additional or alternative provisions or agreements to address any such impediment;
(c)use commercially reasonable efforts to obtain any and all required governmental, regulatory, and/or third-party approvals for the Restructuring Transactions;
(d)negotiate in good faith and use commercially reasonable efforts to take all steps reasonably necessary to (i) consummate the Restructuring Transactions and (ii) execute and implement this Agreement and the other Definitive Documents;
(e)not file or seek authority to file any pleading inconsistent with this Agreement, the RSA (including the consent rights set forth therein), or the Restructuring Transactions;
(f)timely file a formal objection to any motion, application, or pleading filed with the Bankruptcy Court seeking the entry of an order for relief that: (i) is materially inconsistent with the RSA, this Agreement, or any other Definitive Document; or (ii) would, or would be reasonably expected to, frustrate the purposes of the RSA, this Agreement, or any other Definitive Document, including by preventing the consummation of the Restructuring Transactions;
(g)[Reserved];
(h)oppose and object to any motion, application, adversary proceeding, or cause of action filed with the Bankruptcy Court by any party seeking the entry of an order (i) directing the appointment of a trustee or examiner (with expanded powers beyond those set forth in sections 1106(a)(3) and (4) of the Bankruptcy Code); (ii) converting the Chapter 11 Cases to cases under chapter 7 of the Bankruptcy Code; (iii) dismissing the Chapter 11 Cases; or (iv) modifying or terminating the Company Parties’ exclusive right to file and/or solicit acceptances of a plan of reorganization, as applicable;
(i)oppose any objections filed with the Bankruptcy Court to this Agreement, the Plan, any other Definitive Document, or the Restructuring Transactions;
(j)inform counsel to the Initial Backstop Parties within two (2) Business Days after becoming aware of (i) any matter or circumstance, that they know or believe is likely, to be a material impediment to the implementation or consummation of the Restructuring Transactions; (ii) a breach of this Agreement (including a breach by any Company Party; or any representation or statement made or deemed to be made by any Company Party under this Agreement which is or proves to have been incorrect or misleading in any material respect when made or deemed to be made; and
(k)upon reasonable request of any Backstop Party, reasonably and promptly inform counsel to such party of: (i) the status and progress of the Restructuring Transactions contemplated by this Agreement, including progress in relation to the negotiations of the Definitive Documents; and (ii) the status of obtaining any necessary authorizations (including any consents) from each Backstop Party, any competent judicial body, governmental authority, banking, taxation, supervisory, regulatory body, or any stock exchange.
Section 1.6Additional Commitments of the Company Parties and the Backstop Parties. Except as permitted or contemplated by the Plan or the RSA, during the Pre-Closing

Period, (i) each of the Company Parties and New Intermediate Holding Company, in each case with respect to subsections (a)-(h) of this below Section 6.6, shall not, and shall cause each of its direct and indirect subsidiaries to not, directly or indirectly, and (ii) each of the Backstop Parties, with respect to subsections (a)-(e) of this below Section 6.6, shall not:
(a)without the reasonable consent of the Parties, object to, delay, impede, or take any other action or inaction that is reasonably avoidable and would interfere with, delay, or impede the acceptance, implementation, or consummation of this Agreement, the Plan or the Restructuring Transactions;
(b)take any action or inaction that is inconsistent in any material respect with, or is intended or could reasonably be expected to frustrate or impede approval, implementation, and consummation of the Restructuring Transactions, the RSA, or this Agreement;
(c)file any motion or pleading, with the Bankruptcy Court or any other court (including any modifications or amendments thereof) that, in whole or in part, is materially inconsistent with this Agreement, the RSA (including the consent rights set forth therein), or the Restructuring Transactions;
(d)execute or file any Definitive Document with the Bankruptcy Court (including any modifications or amendments thereto) that, in whole or in part, is materially inconsistent with this Agreement, the RSA (including the consent rights set forth therein), or the Restructuring Transactions;
(e)take any other action or inaction in contravention of the RSA, this Agreement, or any other Definitive Document, or to the material detriment of the Restructuring Transactions;
(f)without the consent (not to be unreasonably withheld, conditioned, or delayed) of the Required Backstop Parties, transfer any material asset or right of any Company Party or any material asset or right used in the business of the Company Parties to any Entity outside the ordinary course of business;
(g)without the consent (not to be unreasonably withheld, conditioned, or delayed) of the Required Backstop Parties, take any action or inaction that would cause a change to the tax status of any Company Party that would have a Material Adverse Effect; or
(h)without the consent (not to be unreasonably withheld, conditioned, or delayed) of the Required Backstop Parties, engage in any merger, consolidation, material disposition, material acquisition, investment, dividend, incurrence of indebtedness, or other similar transaction outside of the ordinary course of business other than the Restructuring Transactions.
Section 1.7Cooperation and Support.
(a)Without in any way limiting any other respective obligation of any Company Party or any Backstop Party in this Agreement, each Party shall, consistent with the RSA, take or cause to be taken all actions, and do or cause to be done all things, reasonably necessary, proper or advisable in order to consummate and make effective the transactions contemplated by this Agreement, the RSA, and the Plan.
(b)The Company Parties shall provide draft copies of all material pleadings and documents that any Company Party intends to file with or submit to the Bankruptcy Court or any governmental authority (including any regulatory authority), as applicable, and draft copies of all press releases that any Company Party intends to issue regarding this Agreement, the RSA, or the Restructuring Transactions, to counsel to the Initial Backstop Parties at least three (3) Business Days prior to the date when such Company Party intends to file, submit or issue such document to the extent reasonably practicable (or such shorter period as may be necessary in light of exigent circumstances).
(c)Nothing contained in this Section 6.7 shall limit the ability of any Backstop Party to consult with any Company Party or any other party in interest in the Chapter 11 Cases, to appear and be heard, or to file objections, concerning any matter arising in the Chapter 11 Cases to the extent not inconsistent with the RSA or this Agreement or any applicable confidentiality agreement, and such acts are not for the purpose of delaying, interfering, or impeding, directly or indirectly, the Restructuring Transactions.
Section 1.8Intentionally Omitted
Section 1.9Blue Sky. The Company Parties shall, on or before the Closing Date, take such action as the Company Parties shall reasonably determine is necessary in order to obtain an exemption for, or to qualify the Unsubscribed Shares issued hereunder for sale to the Backstop Parties at the Closing Date pursuant to this Agreement under applicable securities and “Blue Sky” Laws of the states of the United States (or to obtain an exemption from such qualification) and any applicable foreign jurisdictions, and shall provide evidence of any such action so taken to the Backstop Parties on or prior to the Closing Date. The Company Parties shall timely make all filings and reports relating to the offer and sale of the Unsubscribed Shares issued hereunder required under applicable securities and “Blue Sky” Laws of the states of the United States following the Closing Date. The Company Parties shall pay all fees and expenses in connection with satisfying its obligations under this Section 6.9.
Section 1.10No Integration; No General Solicitation. Neither the Company Parties nor any of their affiliates (as defined in Rule 501(b) of Regulation D promulgated under the Securities Act) will, directly or through any agent, sell, offer for sale, solicit offers to buy or otherwise negotiate in respect of, any security (as defined in the Securities Act) that is or will be integrated with the sale of the Unsubscribed Shares, the New Preferred Equity and New Common Equity in a manner that would require registration of any such securities to be issued by New Intermediate Holding Company or Reorganized Invacare on the Effective Date under the Securities Act. No Company Party or any of its affiliates or any other Person acting on its or its behalf will solicit offers for, or offer or sell, any Unsubscribed Shares by means of any form of general solicitation or general advertising within the meaning of Rule 502(c) of Regulation D promulgated under the Securities Act or in any manner involving a public offering within the meaning of Section 4(a)(2) of the Securities Act.
Section 1.11DTC Eligibility. To the extent permitted by The Depository Trust Company, the Company Parties shall use commercially reasonable efforts to promptly make all New Preferred Equity and New Common Equity deliverable to the Backstop Parties eligible for deposit with The Depository Trust Company, except as otherwise requested by the Required Backstop Parties.
Section 1.12Use of Proceeds. Invacare will apply the proceeds from the exercise of the Backstop Party Rights and the sale of the Unsubscribed Shares for the purposes identified in the Plan and the Confirmation Order.
Section 1.13Share Legend. Each certificate or book-entry annotation evidencing all Unsubscribed Shares that are issued in connection with this Agreement shall be stamped or otherwise imprinted with a legend (the “Legend”) in substantially the following form:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE WERE ORIGINALLY ISSUED ON [DATE OF ISSUANCE], HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR ANY OTHER APPLICABLE STATE SECURITIES LAWS, AND MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT OR AN AVAILABLE EXEMPTION FROM REGISTRATION THEREUNDER.”
In the event that any such Unsubscribed Shares are uncertificated, such Unsubscribed Shares shall be subject to a restrictive notation substantially similar to the Legend in the stock ledger or other appropriate records maintained by New Intermediate Holding Company or its transfer agent and the term “Legend” shall include such restrictive notation.
New Intermediate Holding Company or Reorganized Invacare, as applicable, shall cause the removal of the Legend (or restrictive notation, as applicable) set forth above from the certificates evidencing any such shares (or the stock ledger or other appropriate records, in the case of uncertified shares) at any time after the restrictions described in such Legend cease to be applicable, including, as applicable, when such shares may be sold under Rule 144 of the Securities Act without volume or manner of sale restrictions; provided that New Intermediate Holding Company or Reorganized Invacare may reasonably request such opinions, certificates or other evidence that such restrictions or conditions no longer apply as a condition to removing the Legend. For the avoidance of doubt, the (i) Subscription Shares and (ii) New Common Equity issued in satisfaction of the Backstop Commitment Premium shall not include the Legend.
Section 1.14Antitrust Approval.
(a)Each Party agrees to use best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary to consummate and make effective the transactions contemplated by this Agreement, the Plan and the other Definitive Documents, including (i) if applicable, filing, or causing to be filed, the Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated by this Agreement with the Antitrust Division of the United States Department of Justice and the United States Federal Trade Commission and any filings (or, if required by any Antitrust Authority, any drafts thereof) under any other Antitrust Laws that are necessary to consummate and make effective the transactions contemplated by this Agreement as soon as reasonably practicable (and with respect to any filings required pursuant to the HSR Act, no later than fifteen (15) Business Days following the later of (x) the date hereof or (y) a date reasonably determined by the Required Backstop Parties (not to be later than twenty-five (25) Business Days following the date hereof)) and (ii) promptly furnishing documents or information reasonably requested by any Antitrust Authority and supplying to any Governmental Authority as promptly as practicable any additional information or documents that may be requested pursuant to any Law or by such Governmental Unit and taking, or causing to be taken, all other actions and doing, or causing to be done, all other things necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement. The Company Parties agree to pay all fees of a Governmental Authority incurred by any Part in connection with the filings and other actions contemplated by this Section 6.14.
Each Backstop Party, including its Affiliates, and its direct and indirect subsidiaries, agrees to take, or cause to be taken, any and all steps and to make, or cause to be made, any and all undertakings necessary to resolve such objections, if any, that a Governmental Authority or Antitrust Authority may assert under any Antitrust Law with respect to any transaction contemplated by this Agreement, the Plan or the other Definitive Documents, and to avoid or eliminate each and every impediment under any Antitrust Law that may be asserted by any

Governmental Authority or Antitrust Authority with respect to any transaction contemplated by this Agreement, the Plan or the other Definitive Documents, in each case, so as to enable the Closing to occur as promptly as practicable, including, without limitation, (x) proposing, negotiating, committing to and effecting, by consent decree, hold separate order, or otherwise, the sale, divestiture or disposition of any businesses, assets, equity interests, product lines or properties of any Backstop Party (including its Affiliates, and its direct and indirect subsidiaries), or any equity interest in any joint venture held any by any Backstop Party (including its Affiliates, and its direct and indirect subsidiaries), (y) creating, terminating, or divesting relationships, ventures, contractual rights or obligations of any Backstop Party (including its Affiliates, and its direct and indirect subsidiaries), and (z) otherwise taking or committing to take any action that would limit any Backstop Party’s (including its Affiliates’, and its direct and indirect subsidiaries’) freedom of action with respect to, or its ability to retain or hold, directly or indirectly, any businesses, assets, equity interests, product lines or properties of any Backstop Party (including its Affiliates, and its direct and indirect subsidiaries) or any equity interest in any joint venture held by any Backstop Party (including its Affiliates, and its direct and indirect subsidiaries), in each case as may be required in order to obtain all approvals, consents, clearances, expirations or terminations of waiting periods, registrations, permits, authorizations and other confirmations required directly or indirectly under any Antitrust Law or to avoid the commencement of any action to prohibit any transaction contemplated by this Agreement, the Plan or the other Definitive Documents under any Antitrust Law, or, in the alternative, to avoid the entry of, or to effect the dissolution of, any injunction, temporary restraining order or other order in any action or proceeding seeking to prohibit any transaction contemplated by this Agreement, the Plan or the other Definitive Documents or delay the Closing.
The Company Parties and each Backstop Party subject to an obligation pursuant to the Antitrust Laws, if applicable, to notify any transaction contemplated by this Agreement, the Plan or the other Definitive Documents that has notified the Company Parties in writing of such obligation (each such Backstop Party, a “Filing Party”) agree to reasonably cooperate with each other as to the appropriate time of filing such notification and its content. Where applicable in connection with this Agreement, the Company Parties and each Filing Party shall, to the extent permitted by applicable Law: (A) promptly notify each other of, and if in writing, furnish each other with copies of (or, in the case of material oral communications, advise each other orally of) any communications from or with an Antitrust Authority; (B) not participate in any meeting with an Antitrust Authority unless it consults with each other Filing Party and the Company Parties, as applicable, in advance and, to the extent permitted by the Antitrust Authority and applicable Law, give each other Filing Party and the Company Parties, as applicable, a reasonable opportunity to attend and participate thereat; (C) furnish each other Filing Party and the Company Parties, as applicable, with copies of all correspondence and communications between such Filing Party or the Company Parties and the Antitrust Authority; (D) furnish each other Filing Party with such necessary information and reasonable assistance as may be reasonably necessary in connection with the preparation of necessary filings or submission of information to the Antitrust Authority; and (E) not withdraw its filing, if any, under the HSR Act without the prior written consent of the Required Backstop Parties and the Company Parties. Any such disclosures, rights to participate or provisions of information by one party to the other parties may be made on a counsel-only basis to the extent required under applicable Law or as appropriate to protect confidential business information, and any materials provided pursuant to this Section 6.14 may be redacted (i) to remove references concerning valuation; (ii) to the extent necessary to comply with contractual arrangements; and (iii) to the extent necessary to address reasonable privilege and confidentiality concerns.
(b)Should a Filing Party be subject to an obligation under the Antitrust Laws to jointly notify with one or more other Filing Parties (each, a “Joint Filing Party”) any transaction contemplated by this Agreement, the Plan or the other Definitive Documents, such Joint Filing Party shall promptly notify each other Joint Filing Party of, and if in writing, furnish each other Joint Filing Party with copies of (or, in the case of material oral communications, advise each other Joint Filing Party orally of) any communications from or with an Antitrust Authority.
(c)The Company Parties and each Filing Party shall use their best efforts to obtain all authorizations, approvals, consents, or clearances under any applicable Antitrust Laws or to cause the termination or expiration of all applicable waiting periods under any Antitrust Laws in connection with the transactions contemplated by this Agreement at the earliest possible date after the date of filing. The communications contemplated by this Section 6.14 may be made by the Company Parties or a Filing Party on an outside counsel-only basis or subject to other agreed upon confidentiality safeguards.
Section 1.15Rights Offering. The Company Parties and New Intermediate Holding Company shall effectuate the Rights Offering in accordance with the Plan and the Rights Offering Procedures in all material respects.
ARTICLE VII

ADDITIONAL PROVISIONS REGARDING FIDUCIARY OBLIGATIONS
Section 1.1Fiduciary Out. Notwithstanding anything to the contrary in this Agreement, nothing in this Agreement shall require any Company Party or the board of directors, board of managers, or similar governing body of any Company Party (the aforementioned parties collectively as to the Company Parties, “Fiduciaries”), in each case, acting in their capacity as such, to take any action or to refrain from taking any action to the extent such Fiduciary determines, after consulting with counsel, that taking or failing to take such action would be inconsistent with applicable Law or its fiduciary obligations under applicable Law; provided that counsel to the Company Parties shall give notice not later than two (2) Business Days following such determination (with email being sufficient) (a “Fiduciary Out Notice”), to counsel to the Initial Backstop Parties following a determination made in accordance with this Section 7.1 to take or not take action, in each case in a manner that would result in a breach of this Agreement. This Section 7.1 shall not be deemed to amend, supplement or otherwise modify, or constitute a waiver of any Party’s rights to terminate this Agreement pursuant to Article X or Section 7.1 of this Agreement that may arise as a result of any such action or inaction.
Section 1.2Alternative Transactions. From the date of this Agreement until the Closing Date, (i) each Company Party and its respective board of directors (or committees thereof, but not any individual director), officers, employees, investment bankers, attorneys, accountants, consultants, and other advisors or representatives, each acting in their capacity as such, shall have the right, consistent with their fiduciary duties, to respond to any inbound indications of interest, but will no longer solicit Alternative Restructuring Proposals (or inquiries or indications of interest with respect thereto); and (ii) if any Company Party or the board of directors of any of the Company Parties determines, in the exercise of its fiduciary duties, to accept or pursue an Alternative Restructuring Proposal, the Company Parties shall notify (with email being sufficient) counsel to the Initial Backstop Parties within two (2) Business Days following such determination (an “Alternative Restructuring Proposal Notice”). Upon receipt of such Alternative Restructuring Proposal Notice, the Required Backstop Parties shall have the right to terminate this Agreement; provided that any such notice terminating this Agreement pursuant to Section 7.2 must notify the Company Parties that the Required Backstop Parties do not support the applicable Alternative Restructuring Proposal. The Company Parties’ advisors shall provide the Initial Backstop Parties Advisors and any other party determined by the Company Parties, with (x) regular updates as to the status and progress of any Alternative Restructuring Proposals and (y) reasonable responses to any reasonable information requests related to any Alternative Restructuring Proposals or the Company Parties’ actions taken pursuant to this Section 7.2. Nothing in this Agreement shall (a) impair or waive the rights of any Company Party to assert or raise any objection permitted under this Agreement in connection with the Restructuring Transactions, or (b) prevent any Company Party from enforcing this Agreement or contesting whether any matter, fact, or thing is a breach of, or is inconsistent with, this Agreement.
ARTICLE VIII

CONDITIONS TO THE OBLIGATIONS OF THE PARTIES
Section 1.1Conditions to the Obligations of the Backstop Parties. The obligations of each Backstop Party to consummate the transactions contemplated hereby shall be subject to (unless waived by the Required Parties) the satisfaction of the following conditions prior to or at the Closing:
(a)Orders. The Bankruptcy Court shall have entered the Backstop Order, Disclosure Statement Order, and Confirmation Order, and in each case, consistent in all material respects with the RSA; each such Order shall be a Final Order; such Order shall be in full force and effect, and not subject to a stay.
(b)Plan. Each Company Party shall have complied, in all material respects, with the terms of the Plan that are to be performed by each Company Party on or prior to the Effective Date and the conditions to the occurrence of the Effective Date (other than any conditions relating to the occurrence of the Closing) set forth in the Plan shall have been satisfied or waived in accordance with the terms of the Plan.
(c)Rights Offering. The Rights Offering shall have been conducted, in all respects, in accordance with the Backstop Order, the Rights Offering Procedures and this Agreement, and the Rights Offering Expiration Time shall have occurred.
(d)Effective Date. The Effective Date shall have occurred, or shall be deemed to have occurred concurrently with the Closing, in accordance with the terms and conditions in the Plan and in the Confirmation Order.
(e)Registration Rights Agreement; New Organizational Documents.
(i)If applicable, a registration rights agreement shall have terms that are customary for a transaction of this nature and shall be in form and substance reasonably acceptable to the Required Backstop Parties and the Company Parties (the “Registration Rights Agreement”). The Registration Rights Agreement, if applicable, shall have been executed and delivered by the Company, shall otherwise have become effective with respect to the Backstop Parties and the other parties thereto, and shall be in full force and effect.
(ii)The New Organizational Documents, in the form and substance acceptable to the Company Parties and reasonably acceptable to the Required Backstop Parties, shall have been duly approved and adopted and shall be in full force and effect.
(f)Expense Reimbursement. The Company Parties shall have paid (or such amounts shall be paid concurrently with the Closing) all Expense Reimbursement invoiced through the Closing Date pursuant to Section 3.3.

(g)Consents. All governmental and third-party notifications, filings, consents, waivers and approvals required for the consummation of the transactions contemplated by this Agreement and the Plan shall have been made or received.
(h)Antitrust Approvals. All waiting periods imposed by any Governmental Authority or Antitrust Authority in connection with the transactions contemplated by this Agreement shall have terminated or expired and all authorizations, approvals, consents or clearances under the Antitrust Laws in connection with the transactions contemplated by this Agreement shall have been obtained.
(i)No Legal Impediment to Issuance. No Law or Order shall have been enacted, adopted or issued by any Governmental Unit that prohibits the implementation of the Plan or the transactions contemplated by this Agreement.
(j)Representations and Warranties.
(i)The representations and warranties of the Company Parties contained in Sections 4.1, 4.2, 4.3, 4.4, 4.5, 4.26, and 4.31 shall be true and correct in all respects on and as of the Closing Date after giving effect to the Plan with the same effect as if made on and as of the Closing Date after giving effect to the Plan (except for such representations and warranties made as of a specified date, which shall be true and correct only as of the specified date).
(ii)The representations and warranties of the Company Parties contained in Section 4.14 shall be true and correct in all material respects on and as of the Closing Date, or will be true and correct in all material respects on and as of the Closing Date with the same effect as if made on and as of the Closing Date after giving effect to the Plan (except for such representations and warranties made as of a specified date, which shall be true and correct in all material respects only as of the specified date).
(iii)The representations and warranties of the Company Parties contained in this Agreement other than those referred to in clauses (i) and (ii) above shall be true and correct (disregarding all materiality or Material Adverse Effect qualifiers other than with respect to Section 4.12) on and as of the Closing Date after giving effect to the Plan with the same effect as if made on and as of the Closing Date or will be true and correct in all material respects on and as of the Closing Date (except for such representations and warranties made as of a specified date, which shall be true and correct only as of the specified date), except where the failure to be so true and correct does not constitute, individually or in the aggregate, a Material Adverse Effect.
(k)Covenants. The Company Parties shall have performed and complied, in all material respects, with all of their respective covenants and agreements contained in this Agreement that contemplate, by their terms, performance or compliance prior to the Closing Date.
(l)Material Adverse Effect. Since January 1, 2022, except for the Chapter 11 Cases and any adversary proceedings or contested motions in connection therewith, and other than as disclosed in (i) the Company SEC Documents or otherwise publicly available on the SEC’s Electronic Data-Gathering, Analysis and Retrieval system, or (ii) the Company Disclosures Schedules, there shall not have occurred, and there shall not exist, any event, development, occurrence or change that constitutes, individually or in the aggregate, a Material Adverse Effect.

(m)Officer’s Certificate. The Backstop Parties shall have received on and as of the Closing Date a certificate of the chief executive officer or chief financial officer of Invacare confirming that the conditions set forth in Sections 8.1(j), (k), and (l) have been satisfied.
(n)Exit Facilities. The Exit ABL Facilities, Exit Secured Convertible Notes, and Exit Term Loan Facility shall be in effect with the terms set forth in the Restructuring Term Sheet, as in effect on the date hereof.
(o)RSA. The RSA shall not have terminated in accordance with the terms thereof.
(p)Backstop Commitment Premium. The Company Parties shall have paid (or such amounts shall be paid concurrently with the Closing) to each Backstop Party its Backstop Commitment Premium Share Amount as set forth in Section 3.2.
(q)Funding Notice. The Backstop Parties shall have received the Funding Notice in accordance with the terms of this Agreement.
(r)DIP Financing. An Event of Default shall not have occurred and be continuing under the DIP Term Loan Credit Agreement on account of which the agent and lenders thereunder shall have terminated the commitments and declared the loans to be immediately due and payable..
Section 1.2Certificate of Incorporation; Certificate of Designation. Upon the Closing, (i) the rights, preferences and privileges of the New Preferred Equity and the New Common Equity will be as stated in the New Organizational Documents of the applicable issuer in accordance with the Plan and as provided by law.
Section 1.3Waiver of Conditions to Obligations of Backstop Parties. All or any of the conditions set forth in Sections 8.1(b), (c), (e), (g), (h), (i), (j), (k), (l), (m), (n), (o) and (q) may only be waived in whole or in part with respect to all Backstop Parties by a written instrument executed by the Required Backstop Parties in their sole discretion and if so waived, all Backstop Parties shall be bound by such waiver. Any of the conditions not listed in the preceding sentence may only be waived in whole or in part with respect to all Backstop Parties by a written instrument executed by all Backstop Parties.
Section 1.4Conditions to the Obligations of the Company Parties. The obligations of the Company Parties to consummate the transactions contemplated hereby with any Backstop Party is subject to (unless waived by the Company Parties in writing) the satisfaction of each of the following conditions:
(a)Orders. The Bankruptcy Court shall have entered the Backstop Order, Disclosure Statement Order, and Confirmation Order, in each case, in form and substance acceptable to the Company Parties and consistent in all material respects with the RSA and the Definitive Documents; each such Order shall be a Final Order; such Order shall be in full force and effect, and not subject to a stay.
(b)Effective Date. The Effective Date shall have occurred or shall be deemed to have occurred concurrently with the Closing, in accordance with the terms and conditions in the Plan and in the Confirmation Order.
(c)Rights Offering. The Rights Offering Expiration Time shall have occurred, and the Company Parties shall have received the Aggregate Rights Offering Amount

(or the Adjusted Aggregated Rights Offering Amount, if applicable) in full in Cash pursuant to the Rights Offering.
(d)Antitrust Approvals. All waiting periods imposed by any Governmental Authority or Antitrust Authority in connection with the transactions contemplated by this Agreement shall have terminated or expired and all authorizations, approvals, consents or clearances under the Antitrust Laws in connection with the transactions contemplated by this Agreement shall have been obtained.
(e)No Legal Impediment to Issuance. No Law or Order shall have been enacted, adopted or issued by any Governmental Unit that prohibits the implementation of the Plan or the transactions contemplated by this Agreement.
(f)Representations and Warranties. The representations and warranties of the Backstop Parties contained in this Agreement shall be true and correct in all material respects on and as of the Closing Date with the same effect as if made on and as of the Closing Date (except for such representations and warranties made as of a specified date, which shall be true and correct in all material respects only as of the specified date).
(g)Consents. All governmental and third-party notifications, filings, consents, waivers and approvals required for the consummation of the transactions contemplated by this Agreement and the Plan shall have been made or received.
(h)Covenants. The Backstop Parties shall have performed and complied, in all material respects, with all of their respective covenants and agreements contained in this Agreement that contemplate, by their terms, performance or compliance prior to the Closing Date.
(i)Exit Facilities. The Exit Facilities shall be in effect with the terms set forth in the Restructuring Term Sheet, as in effect on the date hereof.
(j)RSA. The RSA shall not have terminated in accordance with the terms thereof.
ARTICLE IX

INDEMNIFICATION AND CONTRIBUTION
Section 1.1Indemnification Obligations. Following the entry of the Backstop Order, but effective as of the date hereof, the Company Parties (the “Indemnifying Parties,” and each, an “Indemnifying Party”) shall, jointly and severally, indemnify and hold harmless each Backstop Party and its Affiliates, equity holders, members, partners, general partners, managers and its and their respective Representatives and controlling persons (each, an “Indemnified Person”) from and against any and all losses, claims, damages, liabilities and costs and expenses (other than Taxes of the Backstop Parties except to the extent otherwise provided for in this Agreement) (collectively, “Losses”) that any such Indemnified Person may incur or to which any such Indemnified Person may become subject arising out of or in connection with this Agreement, the Plan, and the transactions contemplated hereby and thereby, including the Backstop Commitment, the Rights Offering, the Expense Reimbursement, the payment of the Backstop Commitment Premium or the Backstop Commitment Termination Premium or the use of the proceeds of the Rights Offering, or any claim, challenge, litigation, investigation or proceeding relating to any of the foregoing, regardless of whether any Indemnified Person is a party thereto, whether or not such proceedings are brought by the Company Parties, the Reorganized Company Parties, their respective equity holders, Affiliates, creditors or any other

Person, and reimburse each Indemnified Person upon demand for reasonable documented out-of-pocket (with such documentation subject to redaction to preserve attorney client and work product privileges) legal or other third-party expenses incurred in connection with investigating, preparing to defend or defending, or providing evidence in or preparing to serve or serving as a witness with respect to, any lawsuit, investigation, claim or other proceeding relating to any of the foregoing (including in connection with the enforcement of the indemnification obligations set forth herein), irrespective of whether or not the transactions contemplated by this Agreement or the Plan are consummated or whether or not this Agreement is terminated; provided that the foregoing indemnity will not, as to any Indemnified Person, apply to Losses (a) as to a Defaulting Backstop Party or its Related Parties, or (b) to the extent they are found by a final, non-appealable judgment of a court of competent jurisdiction to arise from the willful misconduct, bad faith or gross negligence of such Indemnified Person. The Indemnified Persons are express third-party beneficiaries of this Article IX.
Section 1.2Indemnification Procedure. Promptly after receipt by an Indemnified Person of notice of the commencement of any claim, challenge, litigation, investigation or proceeding (an “Indemnified Claim”), such Indemnified Person will, if a claim is to be made hereunder against the Indemnifying Party in respect thereof, notify the Indemnifying Party in writing of the commencement thereof; provided that (a) the omission to so notify the Indemnifying Party will not relieve the Indemnifying Party from any liability that it may have hereunder except to the extent it has been materially prejudiced by such failure and (b) the omission to so notify the Indemnifying Party will not relieve the Indemnifying Party from any liability that it may have to such Indemnified Person otherwise than on account of this Agreement. In case any such Indemnified Claims are brought against any Indemnified Person and it notifies the Indemnifying Party of the commencement thereof, the Indemnifying Party will be entitled to participate therein, and, at its election by providing written notice to such Indemnified Person, the Indemnifying Party will be entitled to assume the defense thereof or participation therein, with counsel reasonably acceptable to such Indemnified Person; provided, further, that if the parties (including any impleaded parties) to any such Indemnified Claims include both such Indemnified Person and the Indemnifying Party and based on advice of such Indemnified Person’s counsel there are legal defenses available to such Indemnified Person that are different from or additional to those available to the Indemnifying Party, such Indemnified Person shall have the right to select separate counsel to assert such legal defenses and to otherwise participate in the defense of such Indemnified Claims. Upon receipt of notice from the Indemnifying Party to such Indemnified Person of its election to so assume the defense of such Indemnified Claims with counsel reasonably acceptable to the Indemnified Person, the Indemnifying Party shall not be liable to such Indemnified Person for expenses incurred by such Indemnified Person in connection with the defense thereof or participation therein (other than reasonable documented out-of-pocket costs of investigation) unless (i) such Indemnified Person shall have employed separate counsel (in addition to any local counsel) in connection with the assertion of legal defenses in accordance with the proviso to the immediately preceding sentence (it being understood, however, that the Indemnifying Party shall not be liable for the expenses of more than one separate counsel representing the Indemnified Persons who are parties to such Indemnified Claims (in addition to one local counsel in each jurisdiction in which local counsel is required)), (ii) the Indemnifying Party shall not have employed counsel reasonably acceptable to such Indemnified Person to represent such Indemnified Person within a reasonable time after the Indemnifying Party has received notice of commencement of the Indemnified Claims from, or delivered on behalf of, the Indemnified Person, (iii) after the Indemnifying Party assumes the defense of the Indemnified Claims, the Indemnified Person determines in good faith that the Indemnifying Party has failed or is failing to defend such claim and provides written notice of such determination, and such failure is not reasonably cured within ten (10) Business Days following receipt of such notice by the Indemnifying Party, or (iv) the Indemnifying Party shall have authorized in writing the employment of counsel for such Indemnified Person.

Section 1.3Settlement of Indemnified Claims. The Indemnifying Party shall not be liable for any settlement of any Indemnified Claims effected by such Indemnified Person without the written consent of the Indemnifying Party (which consent shall not be unreasonably withheld, conditioned or delayed). If any settlement of any Indemnified Claims is consummated with the written consent of the Indemnifying Party or if there is a final judgment for the plaintiff in any such Indemnified Claims, the Indemnifying Party agrees to indemnify and hold harmless each Indemnified Person from and against any and all Losses by reason of such settlement or judgment to the extent such Losses are otherwise subject to indemnification by the Indemnifying Party hereunder in accordance with, and subject to the limitations of, this Article IX. Notwithstanding anything in this Article IX to the contrary, if at any time an Indemnified Person shall have requested the Indemnifying Party to reimburse such Indemnified Person for legal or other expenses in connection with investigating, responding to or defending any Indemnified Claims as contemplated by this Article IX, the Indemnifying Party shall be liable for any settlement of any Indemnified Claims effected without its written consent if (a) such settlement is entered into more than thirty (30) days after receipt by the Indemnifying Party of such request for reimbursement and (b) the Indemnifying Party shall not have reimbursed such Indemnified Person in accordance with such request prior to the date of such settlement. The Indemnifying Party shall not, without the prior written consent of an Indemnified Person (which consent shall be granted or withheld, conditioned or delayed in the Indemnified Person’s sole discretion), effect any settlement of any pending or threatened Indemnified Claims in respect of which indemnity or contribution has been sought hereunder by such Indemnified Person unless (i) such settlement includes an unconditional release of such Indemnified Person in form and substance satisfactory to such Indemnified Person from all liability on the claims that are the subject matter of such Indemnified Claims and (ii) such settlement does not include any statement as to or any admission of fault, culpability or a failure to act by or on behalf of any Indemnified Person.
Section 1.4Contribution. If for any reason the foregoing indemnification is unavailable to any Indemnified Person or insufficient to hold it harmless from Losses that are subject to indemnification pursuant to Section 9.1, then the Indemnifying Party shall contribute to the amount paid or payable by such Indemnified Person as a result of such Loss in such proportion as is appropriate to reflect not only the relative benefits received by the Indemnifying Party, on the one hand, and such Indemnified Person, on the other hand, but also the relative fault of the Indemnifying Party, on the one hand, and such Indemnified Person, on the other hand, as well as any relevant equitable considerations. It is hereby agreed that the relative benefits to the Indemnifying Party, on the one hand, and all Indemnified Persons, on the other hand, shall be deemed to be in the same proportion as (a) the total value received or proposed to be received by the Company Parties pursuant to the issuance and sale of the Rights Offering Shares in the Rights Offering contemplated by this Agreement and the Plan bears to (b) the Backstop Commitment Premium paid or proposed to be paid to the Backstop Parties. Subject to Section 10.6, the Indemnifying Parties also agree that no Indemnified Person shall have any liability based on their comparative or contributory negligence or otherwise to the Indemnifying Parties, any Person asserting claims on behalf of or in right of any of the Indemnifying Parties, or any other Person in connection with an Indemnified Claim.
Section 1.5Treatment of Indemnification Payments. All amounts paid by an Indemnifying Party to an Indemnified Person under this Article IX shall, to the extent permitted by applicable Law, be treated for all Tax purposes as adjustments to the Backstop Commitment Premium or the Backstop Commitment Termination Premium of such Indemnified Person, as the case may be, or, to the extent arising after the Closing Date, the Purchase Price of the Rights Offering Shares subscribed for by such Indemnified Person in the Rights Offering, or the Unsubscribed Shares purchased by such Indemnified Person, as applicable. The provisions of this Article IX are an integral part of the transactions contemplated by this Agreement and without these provisions the Backstop Parties would not have entered into this Agreement. The obligations of the Company Parties under this Article IX shall constitute allowed administrative expenses of the Company Parties’ estates under Sections 503(b) and 507 of the Bankruptcy Code and are payable without further Order of the Bankruptcy Court, and that the Company Parties may comply with the requirements of this Article IX without further Order of the Bankruptcy Court.
Section 1.6No Survival. All representations, warranties, covenants and agreements made in this Agreement shall not survive the Closing Date except for covenants and agreements that by their express terms are to be satisfied after the Closing Date, which covenants and agreements shall survive until satisfied in accordance with their terms. Notwithstanding the foregoing, the indemnification and other obligations of each of the Company Parties pursuant to this Article IX and the other obligations set forth in Section 10.6 shall survive the Closing Date until the latest date permitted by applicable Law and, if applicable, be assumed by each of the Reorganized Company Parties.
ARTICLE X

TERMINATION
Section 1.1Consensual Termination. This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Closing Date by mutual written consent of the Company Parties and the Required Backstop Parties.
Section 1.2Automatic Termination. Except as otherwise provided in this Article X, this Agreement shall terminate automatically without further action or notice by any Party if any of the following occurs:
(a)    (i) any of the Chapter 11 Cases shall have been dismissed or converted to a chapter 7 case without the consent of the Required Backstop Parties or (ii) a chapter 11 trustee with plenary powers or an examiner with enlarged powers relating to the operation of the businesses of the Debtors beyond those set forth in Section 1106(a)(3) and (4) of the Bankruptcy Code shall have been appointed in any of the Chapter 11 Cases or the Debtors shall file a motion or other request for such relief.
Section 1.3Termination by the Company Parties. This Agreement may be terminated by the Company Parties upon written notice to each Backstop Party upon the occurrence of any of the following Events, subject to the rights of the Company Parties to fully and unconditionally waive, in writing, on a prospective or retroactive basis the occurrence of such Event:
(a)the termination of the RSA as to the Company Parties in accordance with its terms;
(b)the occurrence of any Company Party Termination Event set forth in Section 12.02 of the RSA,
(c)the Bankruptcy Court denies entry of the Backstop Order;
(d)subject to the right of the Backstop Parties to arrange a Backstop Party Replacement in accordance with Section 2.3(a) (which will be deemed to cure any breach by the replaced Backstop Party pursuant to this Section 10.3(d)), (i) any Backstop Party shall have (x) breached any representation, warranty, covenant or other agreement made by such Backstop Party in this Agreement or any such representation or warranty shall have become inaccurate and such breach or inaccuracy would or would reasonably be expected to, individually or in the aggregate, cause a condition set forth in Section 8.4(f) or Section 8.4(h) not to be satisfied or

(y) materially breached or ceased to be a party to the RSA, (ii) the Company Parties shall have delivered written notice of such breach or inaccuracy to such Backstop Party, and (iii) such breach or inaccuracy is not cured by such Backstop Party by the earlier of the tenth (10th) Business Day after receipt of such notice and the third (3rd) Business Day prior to the Outside Date; provided that this Agreement shall continue in full force and effect with respect to the Company Parties and the non-breaching Backstop Parties;
(e)the Company Parties determine in good faith, based upon advice of counsel, that proceeding with the Restructuring Transactions would be inconsistent with the exercise of the fiduciary duties of the board of directors or similar governing body of the Company or applicable law; provided that the Company provides notice of such determination to the Backstop Parties within two (2) Business Days after the date thereof;
(f)the Backstop Order or the Confirmation Order is reversed, dismissed or vacated;
(g)the Closing Date has not occurred by 11:59 p.m., New York City time on June 2, 2023, unless prior thereto the Effective Date occurs and the Rights Offering has been consummated; provided that the Company Parties shall not have the right to terminate this Agreement pursuant to this Section 10.3(g) if they are then in willful or intentional breach of this Agreement;
(h)if the Company Parties shall not receive the Aggregate Rights Offering Amount pursuant to the Rights Offering and this Agreement (subject to the right of the Backstop Parties to arrange a Backstop Party Replacement in accordance with Section 2.3(a)); provided that any termination pursuant to this Section 10.3(h) shall not relieve or otherwise limit the liability of any Defaulting Backstop Party hereto for any breach or violation of its obligations under this Agreement or any documents or instruments delivered in connection herewith; or
(i)any applicable Law or final and non-appealable Order shall have been enacted, adopted or issued by any Governmental Unit that prohibits the implementation of the Plan or the Rights Offering or the transactions contemplated by this Agreement or the other Definitive Documents; provided, that this termination right may not be exercised by any Party that sought or requested such ruling or order in contravention of any obligation set out in this Agreement.
Section 1.4Termination by the Required Backstop Parties. This Agreement may be terminated by the Required Backstop Parties upon written notice to the Company Parties if, subject to the rights of the Required Backstop Parties to fully and unconditionally waive, in writing, on a prospective or retroactive basis the occurrence of such Event:
(a)the RSA has been terminated as to the Company Parties in accordance with its terms, except as a result of a breach of the RSA by the parties constituting the Required Backstop Parties;
(b) the termination of the RSA as to more than 66.67% of Consenting Unsecured Noteholders that are parties thereto in accordance with its terms;
(c)(i) the Bankruptcy Court has not entered or denies entry of the Backstop Order on or prior to one hundred and five (105) days after the Petition Date; or (ii) the Bankruptcy Court has not entered the Confirmation Order on or prior to one hundred and five (105) days after the Petition Date;

(d)the Backstop Order or the Confirmation Order is reversed, dismissed, vacated, or is modified or amended in any material respect after entry without the prior written consent of the Required Backstop Parties (and a revised Backstop Order or Confirmation Order reasonably acceptable to the Required Backstop Parties is not entered within five (5) Business Days thereafter); provided, that this termination right may not be exercised by any Party that sought or requested such reversal, dismissal, vacation, modification or amendment;
(e)the Closing Date has not occurred by 11:59 p.m., New York City time on June 2, 2023 (as it may be extended pursuant to this Section 10.4(e) or Section 2.3(a), the “Outside Date”), provided that the Outside Date may be waived or extended with the prior written consent of the Required Backstop Parties up to June 30, 2023 (the “Final Outside Date”), and the Final Outside Date may be waived or extended only with the prior written consent of each Backstop Party (excluding any Defaulting Backstop Party);
(f)Any Company Party shall have materially breached any representation, warranty, covenant or other agreement made by such Company Party in this Agreement or any such representation or warranty shall have become inaccurate and such breach or inaccuracy would, individually or in the aggregate, cause a condition set forth in Sections 8.1(j), 8.1(k) or 8.1(l) not to be satisfied, (i) any Backstop Party shall have delivered written notice of such breach or inaccuracy to the Company Parties, and (ii) if such breach or inaccuracy is capable of being cured, such breach or inaccuracy is not cured by Invacare or the other Company Parties by the earlier of (x) the tenth (10th) Business Day after receipt of such notice, and (y) the third (3rd) Business Day prior to the Outside Date;
(g)Since January 1, 2022, except for the Chapter 11 Cases and any adversary proceedings or contested motions in connection therewith, and other than as disclosed in (i) the Company SEC Documents or otherwise publicly available on the SEC’s Electronic Data-Gathering, Analysis and Retrieval system, or (ii) the Company Disclosures Schedules, there shall have occurred any event, development, occurrence or change that constitutes, individually or in the aggregate, a Material Adverse Effect; or
(h)any applicable Law or final and non-appealable Order shall have been enacted, adopted or issued by any Governmental Unit that prohibits the implementation of the Plan or the Rights Offering or the transactions contemplated by this Agreement or the other Definitive Documents and that remains in effect for ten (10) Business Days after a delivery of a written notice to the Company Parties by the Backstop Parties; provided, that this termination right may not be exercised by any Party that sought or requested such ruling or order in contravention of any obligation set out in this Agreement.
Section 1.5[Reserved].
Section 1.6Effect of Termination.
(a)Upon termination of this Agreement pursuant to this Article X, this Agreement shall forthwith become void and of no force or effect and there shall be no further obligations or liabilities on the part of the Parties; provided that (i) subject to Section 2.3(b), the obligations of the Company Parties to pay the Expense Reimbursement pursuant to Article III, to satisfy their indemnification obligations pursuant to Article IX, and, subject to the occurrence of a Termination Premium Payment Event, to pay the Backstop Commitment Termination Premium in Cash pursuant to Section 3.2 shall survive the termination of this Agreement and shall remain in full force and effect, in each case, until such obligations have been satisfied, and (ii) this Section 10.6 and Article XI shall survive the termination of this Agreement in accordance with their terms.

(b)Notwithstanding anything to the contrary contained herein, if this Agreement is terminated pursuant to (x) Section 7.1 or Section 7.2, (y) Section 10.3(a), Section 10.3(b) Section 10.3(f), Section 10.3(g) (provided that the Required Backstop Parties have not extended or have stated in writing that they are willing to extend the Outside Date beyond such date), or Section 10.3(i), or (z) Section 10.4(a) , Section 10.4(b) Section 10.4(d, Section 10.4(e) Section 10.4(f), Section 10.4(g) or Section 10.4(h), then, as promptly as practicable and in any event no later than two (2) Business Days following such termination, the Company Parties shall pay or cause to be paid to the Backstop Parties that are not (x) Defaulting Backstop Parties or (y) Backstop Parties whose breach of this Agreement caused its termination, (i) solely in the event of the occurrence of a Backstop Termination Premium Payment Event, the Backstop Commitment Termination Premium (pro rata in accordance with their Backstop Commitment Percentages, excluding the Backstop Commitment Percentage of any Defaulting Backstop Party); provided that, notwithstanding the foregoing and anything to the foregoing herein, the Backstop Commitment Premium shall not be payable to any of the Backstop Parties (including, for avoidance, a Backstop Party who is not a Defaulting Backstop Party) in the event of any Backstop Party Default unless all of the Available Shares are purchased and actually funded by one or more Replacement Backstop Parties in accordance with Section 2.3, and (ii) any filing fees or other similar costs, fees or expenses associated with the matters contemplated by Section 6.14, as well as the Expense Reimbursement pursuant to Section 3.3 (in each case, excluding any such fees or other expenses referenced in this clause (ii) of any (A) Defaulting Backstop Party or (B) Backstop Party whose breach of this Agreement caused its termination); provided that any invoices shall not be required to contain individual time detail. Subject to Section 11.10, nothing in this Section 10.6 shall relieve any Party from liability for its breach of this Agreement.
(c)The automatic stay applicable under section 362 of the Bankruptcy Code shall not prohibit a Party from taking any action or delivering any notice necessary to effectuate the termination of this Agreement pursuant to and in accordance with the terms hereof.
ARTICLE XI

GENERAL PROVISIONS
Section 1.1Notices. All notices and other communications in connection with this Agreement shall be in writing and shall be deemed given if delivered personally, sent via electronic facsimile (with confirmation), mailed by registered or certified mail (return receipt requested) or delivered by an express courier (with confirmation) to the Parties at the following addresses (or at such other address for a Party as may be specified by like notice):
(a)If to Invacare or any Company Party, to:
Invacare Corporation
One Invacare Way
Elyria, Ohio 44035
Attention:    Anthony LaPlaca, General Counsel and
Chief Administrative Officer
Email:    ALaPlaca@invacare.com

with copies to (which shall not constitute notice) to:

Kirkland & Ellis LLP
300 North LaSalle Street
Chicago, IL 60654

Attention: Ryan Blaine Bennett, P.C. (ryan.bennett@kirkland.com) and Yusuf Salloum (yusuf.salloum@kirkland.com)

and

Kirkland & Ellis LLP
601 Lexington Avenue
New York, New York 10022
Attention: Erica D. Clark (erica.clark@kirkland.com)

and

McDonald Hopkins LLC
600 Superior Avenue, East
Suite 2100
Cleveland, Ohio 44114
Attention: Shawn Riley (sriley@mcdonaldhopkins.com)

(b)If to the Consenting Term Loan Lender or a Consenting Secured Noteholder, to:
Highbridge Capital Management, LLC
277 Park Avenue
New York, NY 10172
Attn: Damon Meyer
Jonathan Segal
Ian Scime
Jason Hempel
E-mail address: damon.meyer@highbridge.com;
         jonathan.segal@highbridge.com;
         ian.scime@highbridge.com;
         jason.hempel@highbridge.com

and

Davis Polk & Wardwell LLP
450 Lexington Avenue
New York, NY 10017
Attn: Damian S. Schaible
Kenneth J. Steinberg
Jonah A. Peppiatt
E-mail address: damian.schaible@davispolk.com
kenneth.steinberg@davispolk.com
jonah.peppiatt@davispolk.com
(c)If to the Ad Hoc Committee of Noteholders, to:
Brown Rudnick LLP
Seven Times Square
New York, NY 10036
Attn: Robert J. Stark
Bennett S. Silverberg
E-mail address: RStark@brownrudnick.com
     BSilverberg@brownrudnick.com

(d)If to a Consenting ABL Lender, to:
Blank Rome LLP
130 North 18th Street
Philadelphia, Pennsylvania 19103
Attn: Michael C. Graziano
E-mail address: michael.graziano@blankrome.com

(e)If to Azurite, to:
Azurite Management LLC
25101 Chagrin Blvd 300
Beachwood Ohio 44122
Attn: Steven H Rosen

and

Latham & Watkins LLP
1271 Avenue of the Americas
New York, NY 10020
Attention: George A Davis; Adam J. Goldberg
E-mail: george.davis@lw.com; adam.goldberg@lw.com

Section 1.2Assignment; Third-Party Beneficiaries. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned by any Party (whether by operation of Law or otherwise) without the prior written consent of the Company Parties and the Required Backstop Parties, other than an assignment by a Backstop Party expressly permitted by Section 2.3 or Section 2.6 and any purported assignment in violation of this Section 11.2 shall be void ab initio and of no force or effect. Except as expressly provided in Article IX with respect to the Indemnified Persons, and Section 2.6(d) with respect to Highbridge, this Agreement (including the documents and instruments referred to in this Agreement) is not intended to and does not confer upon any Person any rights or remedies under this Agreement other than the Parties.
Section 1.3Prior Negotiations; Entire Agreement.
(a) This Agreement (including the exhibits, the schedules, and the other documents and instruments referred to herein and in the RSA) constitutes the entire agreement of the Parties and supersedes all prior agreements, arrangements or understandings, whether written or oral, among the Parties with respect to the subject matter of this Agreement, except that the Parties hereto acknowledge that any confidentiality agreements heretofore executed between or among the Parties and the RSA (including the Restructuring Term Sheet) will each continue in full force and effect.
(b)Notwithstanding anything to the contrary in the Plan (including any amendments, supplements or modifications thereto) or the Confirmation Order (and any amendments, supplements or modifications thereto) or an affirmative vote to accept the Plan submitted by any Backstop Party, nothing contained in the Plan (including any amendments, supplements or modifications thereto) or Confirmation Order (including any amendments, supplements or modifications thereto) shall alter, amend or modify the rights of the Backstop Parties under this Agreement unless such alteration, amendment or modification has been made in accordance with Section 11.7.
Section 1.4Governing Law; Venue. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH (a) THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD FOR ANY CONFLICTS OF LAW PRINCIPLES THAT WOULD APPLY THE LAWS OF ANY OTHER JURISDICTION, AND TO THE EXTENT APPLICABLE, THE BANKRUPTCY CODE. THE PARTIES CONSENT AND AGREE THAT ANY ACTION TO ENFORCE THIS AGREEMENT OR ANY DISPUTE, WHETHER SUCH DISPUTES ARISE IN LAW OR EQUITY, ARISING OUT OF OR RELATING TO THIS AGREEMENT AND THE AGREEMENTS, INSTRUMENTS AND DOCUMENTS CONTEMPLATED HEREBY SHALL BE BROUGHT EXCLUSIVELY IN THE BANKRUPTCY COURT (OR, SOLELY TO THE EXTENT THE BANKRUPTCY COURT DECLINES JURISDICTION OVER SUCH ACTION OR DISPUTE, IN THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK OR ANY NEW YORK STATE COURT SITTING IN NEW YORK CITY). THE PARTIES CONSENT TO AND AGREE TO SUBMIT TO THE EXCLUSIVE JURISDICTION OF THE BANKRUPTCY COURT (OR, SOLELY TO THE EXTENT THE BANKRUPTCY COURT DECLINES JURISDICTION OVER SUCH ACTION OR DISPUTE, IN THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK OR ANY NEW YORK STATE COURT SITTING IN NEW YORK CITY). EACH OF THE PARTIES HEREBY WAIVES AND AGREES NOT TO ASSERT IN ANY SUCH DISPUTE, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY CLAIM THAT (i) SUCH PARTY IS NOT PERSONALLY SUBJECT TO THE JURISDICTION OF THE BANKRUPTCY COURT, (ii) SUCH PARTY OR SUCH PARTY’S PROPERTY IS IMMUNE FROM ANY LEGAL PROCESS ISSUED BY THE BANKRUPTCY COURT OR (iii) ANY LITIGATION OR OTHER PROCEEDING COMMENCED IN THE BANKRUPTCY COURT IS BROUGHT IN AN INCONVENIENT FORUM (OR, IN EACH CASE, SOLELY TO THE EXTENT THE BANKRUPTCY COURT DECLINES JURISDICTION OVER SUCH ACTION OR DISPUTE, IN THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK OR ANY NEW YORK STATE COURT SITTING IN NEW YORK CITY). THE PARTIES HEREBY AGREE THAT MAILING OF PROCESS OR OTHER PAPERS IN CONNECTION WITH ANY SUCH ACTION OR PROCEEDING TO AN ADDRESS PROVIDED IN WRITING BY THE RECIPIENT OF SUCH MAILING, OR IN SUCH OTHER MANNER AS MAY BE PERMITTED BY LAW, SHALL BE VALID AND SUFFICIENT SERVICE THEREOF AND HEREBY WAIVE ANY OBJECTIONS TO SERVICE ACCOMPLISHED IN THE MANNER HEREIN PROVIDED.
Section 1.5Waiver of Jury Trial. EACH PARTY HEREBY WAIVES ALL RIGHTS TO TRIAL BY JURY IN ANY JURISDICTION IN ANY ACTION, SUIT OR PROCEEDING BROUGHT TO RESOLVE ANY DISPUTE AMONG THE PARTIES UNDER THIS AGREEMENT, WHETHER IN CONTRACT, TORT OR OTHERWISE.
Section 1.6Counterparts. This Agreement may be executed in any number of counterparts, all of which will be considered one and the same agreement and will become effective when counterparts have been signed by each of the Parties and delivered to each other Party (including via facsimile or other electronic transmission), it being understood that each Party need not sign the same counterpart. Any facsimile or electronic signature shall be treated in all respects as having the same effect as having an original signature.
Section 1.7Waivers and Amendments; Rights Cumulative; Consent. This Agreement may be amended, restated, modified or changed only by a written instrument (with email being sufficient) signed by the Company Parties and the Required Backstop Parties;

provided that (a) any Backstop Party’s prior written consent shall be required for any amendment that would, directly or indirectly: (i) increase such Backstop Party’s Purchase Price in respect of its Rights Offering Shares, (ii) modify such Backstop Party’s pro rata share of the Backstop Commitment Percentage, Backstop Commitment Premium, or Backstop Commitment Termination Premium relative to the other Backstop Parties’ (at the time of such amendment) pro rata share of the same, or (i) otherwise disproportionately and materially adversely affects such Backstop Party; and (b) the prior written consent of each Backstop Party shall be required for any amendment that would, directly or indirectly modify a Significant Term. Notwithstanding the foregoing, Schedule 2 shall be revised as necessary without requiring a written instrument signed by the Company Parties and the Required Backstop Parties to reflect conforming changes in the composition of the Backstop Parties and Backstop Commitment Percentages as a result of Transfers permitted and consummated in compliance with the terms and conditions of this Agreement. The terms and conditions of this Agreement (other than the conditions set forth in Section 8.1 and Section 8.4, the waiver of which shall be governed solely by Article VIII) may be waived (A) by the Company Parties only by a written instrument executed by the Company Parties and (B) by the Required Backstop Parties only by a written instrument executed by the Required Backstop Parties. No delay on the part of any Party in exercising any right, power or privilege pursuant to this Agreement will operate as a waiver thereof, nor will any waiver on the part of any Party of any right, power or privilege pursuant to this Agreement, nor will any single or partial exercise of any right, power or privilege pursuant to this Agreement, preclude any other or further exercise thereof or the exercise of any other right, power or privilege pursuant to this Agreement. The rights and remedies provided pursuant to this Agreement are cumulative and are not exclusive of any rights or remedies which any party hereto otherwise may have at law or in equity.
Section 1.8Headings. The headings in this Agreement are for reference purposes only and will not in any way affect the meaning or interpretation of this Agreement.
Section 1.9Specific Performance. The Parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the Parties shall be entitled to an injunction or injunctions, including pursuant to an order of the Bankruptcy Court or other court of competent jurisdiction, without the necessity of posting a bond to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof, in addition to any other remedy to which they are entitled at law or in equity. Unless otherwise expressly stated in this Agreement, no right or remedy described or provided in this Agreement is intended to be exclusive or to preclude a Party from pursuing other rights and remedies to the extent available under this Agreement, at law or in equity.
Section 1.10Damages. Notwithstanding anything to the contrary in this Agreement, none of the Parties will be liable for, and none of the Parties shall claim or seek to recover, any punitive, special, indirect or consequential damages or damages for lost profits in connection with the breach or termination of this Agreement.
Section 1.11No Reliance. No Backstop Party or any of its Related Parties shall have any duties or obligations to the other Backstop Parties in respect of this Agreement, the Plan or the transactions contemplated hereby or thereby, except those expressly set forth herein. Without limiting the generality of the foregoing, (a) no Backstop Party or any of its Related Parties shall be subject to any fiduciary or other implied duties to the other Backstop Parties, (b) no Backstop Party or any of its Related Parties shall have any duty to take any discretionary action or exercise any discretionary powers on behalf of any other Backstop Party, (c) no Backstop Party or any of its Related Parties shall have any duty to the other Backstop Parties to obtain, through the exercise of diligence or otherwise, to investigate, confirm, or disclose to the other Backstop Parties any information relating to the Company Parties that may have been communicated to or obtained by such Backstop Party or any of its Affiliates in any capacity, (d) no Backstop Party may rely, and confirms that it has not relied, on any due diligence investigation that any other Backstop Party or any Person acting on behalf of such other Backstop Party may have conducted with respect to the Company Parties or any of their Affiliates or any of their respective securities, and (e) each Backstop Party acknowledges that no other Backstop Party is acting as a placement agent, initial purchaser, underwriter, broker or finder with respect to its Unsubscribed Shares or Backstop Commitment Percentage of its Backstop Commitment.
Section 1.12Settlement Discussions. This Agreement and the transactions contemplated herein are part of a proposed settlement of a dispute between the Parties. Nothing herein shall be deemed an admission of any kind. Pursuant to Section 408 of the U.S. Federal Rule of Evidence and any applicable state rules of evidence, this Agreement and all negotiations relating thereto shall not be admissible into evidence in any Legal Proceeding, except to the extent filed with, or disclosed to, the Bankruptcy Court in connection with the Chapter 11 Cases (other than a Legal Proceeding to approve or enforce the terms of this Agreement). The Parties agree that any valuations of any Company Party’s assets or estates, whether implied or otherwise, arising from this Agreement shall not be binding for any other purpose, including determining recoveries under the Plan, and that this Agreement does not limit the Parties’ rights regarding valuation in the Chapter 11 Cases.
Section 1.13No Recourse. Notwithstanding anything that may be expressed or implied in this Agreement, and notwithstanding the fact that certain of the Parties may be partnerships or limited liability companies, each Party covenants, agrees and acknowledges that no recourse under this Agreement or any documents or instruments delivered in connection with this Agreement shall be had against any Party’s Affiliates or any of the respective Related Parties of such Party or of the Affiliates of such Party (in each case other than the Parties to this Agreement and each of their respective successors and permitted assignees under this Agreement), whether by the enforcement of any assessment or by any legal or equitable proceeding, or by virtue of any applicable Law, it being expressly agreed and acknowledged that no personal liability whatsoever shall attach to, be imposed on or otherwise be incurred by any of such Related Parties, as such, for any obligation or liability of any Party under this Agreement or any documents or instruments delivered in connection herewith for any claim based on, in respect of or by reason of such obligations or liabilities or their creation; provided, however, that nothing in this Section 11.13 shall relieve or otherwise limit the liability of any Party hereto or any of their respective successors or permitted assigns for any breach or violation of its obligations under this Agreement or such other documents or instruments. For the avoidance of doubt, none of the Parties will have any recourse, be entitled to commence any proceeding or make any claim under this Agreement or in connection with the transactions contemplated hereby except against any of the Parties or their respective successors and permitted assigns, as applicable.
Section 1.14Severability. In the event that any one or more of the provisions contained in this Agreement are held invalid, illegal or unenforceable in any respect for any reason, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions contained herein will not be in any way impaired thereby, it being intended that all of the rights and privileges of the parties hereto will be enforceable to the fullest extent permitted by law.
Section 1.15Enforceability of Agreement. Each of the Parties waives any right to assert that the exercise of termination rights under this Agreement is subject to the automatic stay provisions of the Bankruptcy Code, and expressly stipulates and consents hereunder to the prospective modification of the automatic stay provisions of the Bankruptcy Code for purposes of exercising termination rights under this Agreement, to the extent the Bankruptcy Court determines that such relief is required.

[Signature Pages Follow]

IN WITNESS WHEREOF, the Parties have duly executed this Agreement as of the date first above written.

INVACARE CORPORATION
By: /s/ Kathleen P. Leneghan
Name: Kathleen P. Leneghan Title: Senior Vice President and Chief Financial Officer

ADAPTIVE SWITCH LABORATORIES, INC.
By: /s/ Kathleen P. Leneghan
Name: Kathleen P. Leneghan Title: President

FREEDOM DESIGNS, INC.
By: /s/ Kathleen P. Leneghan
Name: Kathleen P. Leneghan Title: President

BACKSTOP PARTY:

Endurant Capital Management LP, in its capacity as investment advisor or manager for various fund entities which beneficially own the convertible notes
By: /s/ Chris Ronan
Name: Chris Ronan Title: COO/CFO

BACKSTOP PARTY:

DG Capital Management, LLC, in its capacity as investment advisor or manager for various fund entities which beneficially own the convertible notes
By: /s/ Dov Gertzulin
Name: Dov Gertzulin Title: Managing Member

BACKSTOP PARTY:

Silverback Asset Management, LLC, in its capacity as investment advisor or manager for various fund entities which beneficially own the convertible notes
By: /s/ Laura Kleber
Name: Laura Kleber Title: CCO

BACKSTOP PARTY:

TENOR CAPITAL MANAGEMENT COMPANY, L.P., in its capacity as investment advisor or manager for various fund entities which beneficially own the convertible notes
By: /s/ Daniel Kochav
Name: Daniel Kochav Title: Partner

BACKSTOP PARTY:

DAVIDSON KEMPNER CAPITAL MANAGEMENT LP, in its capacity as investment advisor or manager for various fund entities which beneficially own the convertible notes
By: /s/ Conor Bastable
Name: Conor Bastable Title: Managing Member

BACKSTOP PARTY:

AZURITE MANAGEMENT LLC, in its capacity as investment advisor or manager for various fund entities which beneficially own the convertible notes
By: /s/ Steven Rosen
Name: Steven Rosen Title: Manager

SCHEDULE 1
COMPANY PARTIES

1.Invacare Corporation (Ohio)
2.Adaptive Switch Laboratories, Inc. (Texas)
3.Freedom Designs, Inc. (California)

SCHEDULE 2
[Backstop Party Commitments on file with the Debtors.]

EXHIBIT A
FORM OF JOINDER FOR RELATED PURCHASER
Joinder to Backstop Commitment Agreement (this “Joinder”) dated as of [____________], by and among [____________] (the “Transferor”) and [____________] (the “Transferee”).
W I T N E S S E T H:
WHEREAS, Invacare Corporation (“Invacare” or the “Company”), the Company Parties, certain of their directly- and indirectly-owned subsidiaries and the Backstop Parties party thereto have heretofore executed and delivered a Backstop Commitment Agreement, dated as of January 31, 2023 (as amended, supplemented, restated or otherwise modified from time to time, the “Agreement”);
WHEREAS, pursuant to Section 2.6(b) of the Agreement, each Backstop Party shall have the right to Transfer all or any portion of its Backstop Commitment to any Related Purchaser, subject to the terms and conditions set forth in the Agreement; and
WHEREAS, Transferor desires to sell to Transferee and Transferee desires to purchase from Transferor the Backstop Commitment Percentage set forth beneath its signature in the signature page hereto (the “Subject Transfer”);
NOW, THEREFORE, in consideration of the foregoing and for good and valuable consideration, the receipt of which is hereby acknowledged, the Transferor and the Transferee covenant and agree as follows:
1.Defined Terms. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Agreement. The “General Provisions” set forth in Article XI of the Agreement shall be deemed to apply to this Joinder and are incorporated herein by reference, mutatis mutandis.
2.Agreement to Transfer. The Transferor hereby agrees to Transfer to the Transferee, pursuant and subject to the terms and conditions set forth in the Agreement and the Backstop Order, the Backstop Commitment Percentage as set forth beneath its signature in the signature page hereto (and Schedule 2 to the Agreement shall be deemed to have been revised in accordance with the Agreement).
3.Agreement to be Bound. The Transferee hereby agrees (a) to become a party to the Agreement as a Backstop Party and Party and as such will have all the rights and be subject to all of the obligations and agreements of a Backstop Party under the Agreement, (b) to purchase, pursuant and subject to the terms and conditions set forth in the Agreement and the Backstop Order, such number of Unsubscribed Shares as corresponds to the Backstop Commitment Percentage. The Backstop Commitment Percentage Transferred to the Transferee pursuant to the Subject Transfer as of the date hereof is set forth on the signature page hereto (and Schedule 2 to the Agreement shall be deemed to have been revised in accordance with the Agreement); provided, however, that such Transferee's Backstop Commitment Percentage may be modified after the date hereof, subject to the terms of the Agreement and the Backstop Order.
4.Release of Obligations of Transferor. Upon consummation of the Subject Transfer, the Transferor shall be deemed to relinquish its rights and be released from its obligations under the Agreement with respect to the Subject Transfer.
5.Representations and Warranties of the Transferor. The Transferor hereby represents and warrants that the Subject Transfer does not violate any of the provisions contained in Section 2.6(e) of the Agreement.
6.Representations and Warranties of the Transferee. The Transferee hereby (a) represents and warrants that the Transferee is a Related Purchaser of the Transferor and (b) makes, to each of the other Parties, as to itself only and (unless otherwise set forth therein) as of the date hereof and as of the Closing Date, the representations and warranties set forth in Article V of the Agreement; provided, however, for purposes of any representation concerning Unsecured Notes Claims, the Transferee is only hereby making representations with respect to any such Claims that it actually holds on the date hereof (which may be none, in which case it makes no such representations).
7.Governing Law. This Joinder shall be governed by and construed in accordance with the laws of the State of New York without regard for any conflict of law principles that would apply the laws of any other jurisdiction, and, to the extent applicable, the Bankruptcy Code.
8.Notice. All notices and other communications given or made to the Transferee in connection with the Agreement shall be made in accordance with Section 11.1 of the Agreement, to the address set forth under the Transferee's signature in the signature pages hereto (and the Agreement shall be deemed to have been updated to include such notice information for the Transferee).
[Signature pages follow]

IN WITNESS WHEREOF, each of the undersigned parties has caused this Joinder to be executed as of the date first written above.
TRANSFEROR:
[             ]
By:    __________________________
Name:
Title:
Address:
Email:
Facsimile:

Backstop Commitment Percentage:

TRANSFEREE:
[             ]
By:    __________________________
Name:
Title:
Address:
Email:
Facsimile:
Backstop Commitment Percentage:

EXHIBIT B-1
FORM OF JOINDER FOR EXISTING COMMITMENT PARTY PURCHASER
Joinder to Backstop Commitment Agreement (this “Joinder”) dated as of [____________], by and among [____________] (the “Transferor”) and [____________] (the “Transferee”).
W I T N E S S E T H:
WHEREAS, Invacare Corporation (“Invacare” or the “Company”), the Company Parties, certain of their directly- and indirectly-owned subsidiaries and the Backstop Parties party thereto have heretofore executed and delivered a Backstop Commitment Agreement, dated as of January 31, 2023 (as amended, supplemented, restated or otherwise modified from time to time, the “Agreement”);
WHEREAS, pursuant to Section 2.6(c) of the Agreement, each Backstop Party shall have the right to Transfer all or any portion of its Backstop Commitment to any Existing Commitment Party Purchaser, subject to the terms and conditions set forth in the Agreement; and
WHEREAS, Transferor desires to sell to Transferee and Transferee desires to purchase from Transferor the Backstop Commitment Percentage set forth beneath its signature in the signature page hereto (the “Subject Transfer”);
NOW, THEREFORE, in consideration of the foregoing and for good and valuable consideration, the receipt of which is hereby acknowledged, the Transferor and the Transferee covenant and agree as follows:
1.Defined Terms. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Agreement. The “General Provisions” set forth in Article XI of the Agreement shall be deemed to apply to this Joinder and are incorporated herein by reference, mutatis mutandis.
2.Agreement to Transfer. The Transferor hereby agrees to Transfer to the Transferee, pursuant and subject to the terms and conditions set forth in the Agreement and the Backstop Order, the Backstop Commitment Percentage as set forth beneath its signature in the signature page hereto (and Schedule 2 to the Agreement shall be deemed to have been revised in accordance with the Agreement).
3.Agreement to be Bound. The Transferee hereby agrees (a) to become a party to the Agreement as a Backstop Party and Party and as such will have all the rights and be subject to all of the obligations and agreements of a Backstop Party under the Agreement, (b) to purchase, pursuant and subject to the terms and conditions set forth in the Agreement and the Backstop Order, such number of Unsubscribed Shares as corresponds to the Backstop Commitment Percentage. The Backstop Commitment Percentage Transferred to the Transferee pursuant to the Subject Transfer as of the date hereof is set forth on the signature page hereto (and Schedule 2 to the Agreement shall be deemed to have been revised in accordance with the Agreement); provided, however, that such Transferee's Backstop Commitment Percentage may be modified after the date hereof, subject to the terms of the Agreement and the Backstop Order.
4.Release of Obligations of Transferor. Upon consummation of the Subject Transfer, the Transferor shall be deemed to relinquish its rights and be released from its obligations under the Agreement with respect to the Subject Transfer.
5.Representations and Warranties of the Transferor. The Transferor hereby represents and warrants that the Subject Transfer does not violate any of the provisions contained in Section 2.6(e) of the Agreement.
6.Representations and Warranties of the Transferee. The Transferee hereby (a) represents and warrants that the Transferee is an Existing Commitment Party Purchaser (and not prior to the date hereof a Backstop Party) and (b) makes, to each of the other Parties, as to itself only and (unless otherwise set forth therein) as of the date hereof and as of the Closing Date, the representations and warranties set forth in Article V of the Agreement; provided, however, for purposes of any representation concerning Unsecured Notes Claims, the Transferee is only hereby making representations with respect to any such Claims that it actually holds on the date hereof (which may be none, in which case it makes no such representations).
7.Governing Law. This Joinder shall be governed by and construed in accordance with the laws of the State of New York without regard for any conflict of law principles that would apply the laws of any other jurisdiction, and, to the extent applicable, the Bankruptcy Code.
8.Notice. All notices and other communications given or made to the Transferee in connection with the Agreement shall be made in accordance with Section 11.1 of the Agreement, to the address set forth under the Transferee's signature in the signature pages hereto (and the Agreement shall be deemed to have been updated to include such notice information for the Transferee).
[Signature pages follow]

IN WITNESS WHEREOF, each of the undersigned parties has caused this Joinder to be executed as of the date first written above.
TRANSFEROR:
[         ]
By:    __________________________
Name:
Title:
Address:
Email:
Facsimile:
Backstop Commitment Percentage:

TRANSFEREE:
[         ]
By:    __________________________
Name:
Title:
Address:
Email:
Facsimile:
Backstop Commitment Percentage:

EXHIBIT B-2
FORM OF AMENDMENT FOR EXISTING COMMITMENT PARTY PURCHASER
Amendment to Backstop Commitment Agreement (this “Amendment”) dated as of [____________], by and among [____________] (the “Transferor”) and [____________] (the “Transferee”).
W I T N E S S E T H:
WHEREAS, Invacare Corporation (“Invacare” or the “Company”), the Company Parties, certain of their directly- and indirectly-owned subsidiaries and the Backstop Parties party thereto have heretofore executed and delivered a Backstop Commitment Agreement, dated as of January 31, 2023 (as amended, supplemented, restated or otherwise modified from time to time, the “Agreement”);
WHEREAS, pursuant to Section 2.6(c) of the Agreement, each Backstop Party shall have the right to Transfer all or any portion of its Backstop Commitment to any Existing Commitment Party Purchaser, subject to the terms and conditions set forth in the Agreement; and
WHEREAS, Transferor desires to sell to Transferee and Transferee desires to purchase from Transferor the Backstop Commitment Percentage set forth beneath its signature in the signature page hereto (the “Subject Transfer”);
NOW, THEREFORE, in consideration of the foregoing and for good and valuable consideration, the receipt of which is hereby acknowledged, the Transferor, the Transferee, and the Company Parties covenant and agree as follows:
1.Defined Terms. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Agreement. The “General Provisions” set forth in Article XI of the Agreement shall be deemed to apply to this Amendment and are incorporated herein by reference, mutatis mutandis.
2.Agreement to Transfer. The Transferor hereby agrees to Transfer to the Transferee, pursuant and subject to the terms and conditions set forth in the Agreement and the Backstop Order, the Backstop Commitment Percentage as set forth beneath its signature in the signature page hereto (and Schedule 2 to the Agreement shall be deemed to have been revised in accordance with the Agreement).
3.Agreement to be Bound. The Transferee hereby agrees to purchase, pursuant and subject to the terms and conditions set forth in the Agreement and the Backstop Order, such number of Unsubscribed Shares as corresponds to the Backstop Commitment Percentage. The Backstop Commitment Percentage Transferred to the Transferee pursuant to the Subject Transfer as of the date hereof is set forth on the signature page hereto (and Schedule 2 to the Agreement shall be deemed to have been revised in accordance with the Agreement); provided, however, that such Transferee's Backstop Commitment

Percentage may be decreased after the date hereof, subject to the terms of the Agreement and the Backstop Order.
4.Release of Obligations of Transferor. Upon consummation of the Subject Transfer, the Transferor shall be deemed to relinquish its rights and be released from its obligations under the Agreement with respect to the Subject Transfer. Representations and Warranties of the Transferor. The Transferor hereby represents and warrants that the Subject Transfer does not violate any of the provisions contained in Section 2.6(e) of the Agreement.
5.Representations and Warranties of the Transferee. The Transferee hereby (a) represents and warrants that the Transferee is an Existing Commitment Party Purchaser (and prior to the date hereof a Backstop Party) and (b) makes, to each of the other Parties, as to itself only and (unless otherwise set forth therein) as of the date hereof and as of the Closing Date, the representations and warranties set forth in Article V of the Agreement; provided, however, for purposes of any representation concerning Unsecured Notes Claims, the Transferee is only hereby making representations with respect to any such Claims that it actually holds on the date hereof (which may be none, in which case it makes no such representations).
6.Governing Law. This Amendment shall be governed by and construed in accordance with the laws of the State of New York without regard for any conflict of law principles that would apply the laws of any other jurisdiction, and, to the extent applicable, the Bankruptcy Code.
7.Notice. All notices and other communications given or made to the Transferee in connection with the Agreement shall be made in accordance with Section 11.1 of the Agreement, to the address set forth under the Transferee's signature in the signature pages hereto (and the Agreement shall be deemed to have been updated to include such notice information for the Transferee).
[Signature pages follow]

IN WITNESS WHEREOF, each of the undersigned parties has caused this Amendment to be executed as of the date first written above.
TRANSFEROR:
[         ]
By:    __________________________
Name:
Title:
Address:
Email:
Facsimile:
Backstop Commitment Percentage:

TRANSFEREE:
[         ]
By:    __________________________
Name:
Title:
Address:
Email:
Facsimile:
Backstop Commitment Percentage:

Acknowledged and Agreed to:

INVACARE CORPORATION, and each of the
Company Parties listed on Schedule 1 of the Agreement

By: _______________________
Name:
Title:

EXHIBIT C
FORM OF JOINDER FOR NEW PURCHASER
Joinder to Backstop Commitment Agreement (this “Joinder”) dated as of [____________], by and among [____________] (the “Transferor”) and [____________] (the “Transferee”).
W I T N E S S E T H:
WHEREAS, Invacare Corporation (“Invacare” or the “Company”), the Company Parties, certain of their directly- and indirectly-owned subsidiaries and the Backstop Parties party thereto have heretofore executed and delivered a Backstop Commitment Agreement, dated as of January 31, 2023 (as amended, supplemented, restated or otherwise modified from time to time, the “Agreement”);
WHEREAS, pursuant to Section 2.6(d) of the Agreement, each Backstop Party shall have the right to Transfer all or any portion of its Backstop Commitment to any New Purchaser, subject to the terms and conditions set forth in the Agreement;
WHEREAS, Transferor desires to sell to Transferee and Transferee desires to purchase from Transferor the Backstop Commitment Percentage set forth beneath its signature in the signature page hereto (the “Subject Transfer”);
WHEREAS, the Subject Transfer has been consented to (or has been deemed consented to pursuant to Section 2.6(d) of the Agreement) by the Required Backstop Parties; and
WHEREAS, the Subject Transfer has been consented to (or has been deemed consented to pursuant to Section 2.6(d) of the Agreement) by the Company Parties;
NOW, THEREFORE, in consideration of the foregoing and for good and valuable consideration, the receipt of which is hereby acknowledged, the Transferor and the Transferee covenant and agree as follows:
1.Defined Terms. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Agreement. The “General Provisions” set forth in Article XI of the Agreement shall be deemed to apply to this Joinder and are incorporated herein by reference, mutatis mutandis.
2.Agreement to Transfer. The Transferor hereby agrees to Transfer to the Transferee, pursuant and subject to the terms and conditions set forth in the Agreement and the Backstop Order, the Backstop Commitment Percentage as set forth beneath its signature in the signature page hereto (and Schedule 2 to the Agreement shall be deemed to have been revised in accordance with the Agreement).
3.Agreement to be Bound. The Transferee hereby agrees (a) to become a party to the Agreement as a Backstop Party and Party and as such will have all the rights and be subject to all of the obligations and agreements of a Backstop Party under the Agreement, (b) to purchase, pursuant and subject to the terms and conditions set forth in the Agreement and the Backstop Order, such number of Unsubscribed Shares as corresponds to the Backstop Commitment Percentage. The Backstop Commitment Percentage Transferred to the Transferee pursuant to the Subject Transfer as of the date hereof is set forth on the signature page hereto (and Schedule 2 to the Agreement shall be deemed to have been revised in accordance with the Agreement); provided, however, that such Transferee's Backstop Commitment Percentage may be modified after the date hereof, subject to the terms of the Agreement and the Backstop Order.
4.Release of Obligations of Transferor. Upon consummation of the Subject Transfer, the Transferor shall be deemed to relinquish its rights and be released from its obligations under the Agreement with respect to the Subject Transfer.
5.Representations and Warranties of the Transferor. The Transferor hereby represents and warrants that (a) the Subject Transfer has been consented to (or has been deemed consented to pursuant to Section 2.6(d) of the Agreement) by the Required Backstop Parties; (b) the Subject Transfer has been consented to (or has been deemed consented to pursuant to Section 2.6(d) of the Agreement) by the Company Parties; and (c) the Subject Transfer does not violate any of the provisions contained in Section 2.6(e) of the Agreement.
6.Representations and Warranties of the Transferee. The Transferee hereby makes, to each of the other Parties, as to itself only and (unless otherwise set forth therein) as of the date hereof and as of the Closing Date, the representations and warranties set forth in Article V of the Agreement; provided, however, for purposes of any representation concerning Unsecured Notes Claims, the Transferee is only hereby making representations with respect to any such Claims that it actually holds on the date hereof (which may be none, in which case it makes no such representations).
7.Governing Law. This Joinder shall be governed by and construed in accordance with the laws of the State of New York without regard for any conflict of law principles that would apply the laws of any other jurisdiction, and, to the extent applicable, the Bankruptcy Code.
8.Notice. All notices and other communications given or made to the Transferee in connection with the Agreement shall be made in accordance with Section 11.1 of the Agreement, to the address set forth under the Transferee’s signature in the signature pages hereto (and the Agreement shall be deemed to have been updated to include such notice information for the Transferee).
[Signature pages follow]

IN WITNESS WHEREOF, each of the undersigned parties has caused this Joinder to be executed as of the date first written above.
TRANSFEROR:
[         ]
By:    __________________________
Name:
Title:
Address:
Email:
Facsimile:

Backstop Commitment Percentage:

TRANSFEREE:
[         ]
By:    __________________________
Name:
Title:
Address:
Email:
Facsimile:
Backstop Commitment Percentage: